Exhibit 10.1

Published CUSIP Number: 87265MAA6
Revolver CUSIP Number: 87265MAB4
Term Loan CUSIP Number: 87265QAB5
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MARCH 29, 2019

BETWEEN

TRI POINTE GROUP, INC.,
a Delaware corporation

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, d/b/a Housing Capital Company as Administrative Agent for Revolving Facility and Term Facility,
and lead arranger and book manager for Revolving Facility,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
for Revolving Facility and Term Facility

WELLS FARGO SECURITIES, LLC,
lead arranger and book manager for Term Facility,

SUNTRUST BANK and FIFTH THIRD BANK,
as Co-Documentation Agents
for Revolving Facility and Term Facility,

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, d/b/a Housing Capital Company as a Lender and LC Issuer,

AND

The other Lenders from
Time to Time Parties Hereto

-i-

4.1	Closing	62
4.2	Each Credit Extension	64
ARTICLE V REPRESENTATIONS AND WARRANTIES		64
5.1	Existence and Standing	64
5.2	Authorization and Validity	65
5.3	No Conflict; Government Consent	65
5.4	Financial Statements	65
5.5	Material Adverse Change	66
5.6	Taxes	66
5.7	Litigation	66
5.8	Subsidiaries	66
5.9	ERISA	66
5.10	Accuracy of Information	66
5.11	Regulation U	67
5.12	Material Agreements	67
5.13	Compliance With Laws	67
5.14	Ownership of Properties	67
5.15	Plan Assets; Prohibited Transactions	67
5.16	Environmental Matters	67
5.17	Investment Company Act	68
5.18	Insurance	68
5.19	Subordinated Indebtedness	68
5.20	Solvency	68
5.21	No Default	68
5.22	Anti-Corruption Laws; Sanctions	69
ARTICLE VI COVENANTS		69
6.1	Financial Reporting	69
6.2	Use of Proceeds	71
6.3	Notice of Material Events	71
6.4	Conduct of Business	72
6.5	Taxes	72
6.6	Insurance	72
6.7	Compliance with Laws and Material Contractual Obligations	72
6.8	Maintenance of Properties	73
6.9	Books and Records; Inspection	73
6.10	Payment of Obligations	73
6.11	Restrictions on Aggregate Secured Indebtedness	73
6.12	Merger	73
6.13	Sale of Assets	74
6.14	Investments and Acquisitions	75
6.15	Liens	77
6.16	Affiliates	80
6.17	Modification of Certain Indebtedness	80

-ii-

6.18	Restricted Payment; Repurchase of Stock	80
6.19	Financial Covenants and Tests	81
6.20	Guaranty	82
6.21	Negative Pledge	83
6.22	Operating Accounts	83
6.23	Patriot Act Compliance	83
ARTICLE VII DEFAULTS		83
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		86
8.1	Acceleration; Remedies	86
8.2	Application of Funds	88
8.3	Amendments	88
8.4	Preservation of Rights	89
ARTICLE IX GENERAL PROVISIONS		89
9.1	Survival of Representations	89
9.2	Governmental Regulation	89
9.3	Headings	89
9.4	Entire Agreement	89
9.5	Several Obligations; Benefits of this Agreement	90
9.6	Expenses; Indemnification	90
9.7	Divisions	91
9.8	Accounting	91
9.9	Severability of Provisions	91
9.10	Nonliability of Lenders	91
9.11	Confidentiality	92
9.12	Nonreliance	93
9.13	Disclosure	93
9.14	USA PATRIOT ACT NOTIFICATION	93
9.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	93
9.16	Amendment and Restatement; No Novation	93
9.17	Reallocations on Effective Date	94
ARTICLE X THE ADMINISTRATIVE AGENT		94
10.1	Appointment; Nature of Relationship	94
10.2	Powers	95
10.3	General Immunity	95
10.4	No Responsibility for Loans, Recitals, etc.	95
10.5	Action on Instructions of Lenders	96
10.6	Employment of Agents and Counsel	96
10.7	Reliance on Documents; Counsel	96
10.8	Administrative Agent’s Reimbursement and Indemnification	96
10.9	Notice of Event of Default	97
10.10	Rights as a Lender	97
10.11	Lender Credit Decision, Legal Representation	97
10.12	Successor Administrative Agent	98

-iii-

10.13	Administrative Agent and Arranger Fees	99
10.14	Delegation to Affiliates	99
10.15	Arranger and Book Runner	99
10.16	No Advisory or Fiduciary Responsibility	99
10.17	Borrower Information Used to Determine Applicable Interest Rates	100
10.18	Certain ERISA Matters	100
ARTICLE XI SETOFF; RATABLE PAYMENTS		101
11.1	Setoff; Ratable Payments	101
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		102
12.1	Successors and Assigns	102
12.2	Participations	103
12.3	Assignments	104
ARTICLE XIII NOTICES		106
13.1	Notices; Effectiveness; Electronic Communication	106
ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		108
14.1	Counterparts; Effectiveness	108
14.2	Electronic Execution of Assignments	108
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		108
15.1	CHOICE OF LAW	108
15.2	CONSENT TO JURISDICTION	108
15.3	WAIVER OF JURY TRIAL	109

-iv-

SCHEDULES
PRICING SCHEDULE
SCHEDULE 1 – Commitments
SCHEDULE 2 – Existing Letters of Credit
SCHEDULE 2.1 – Authorized Signatories
SCHEDULE 2.9 – Conversion/Continuation Notice
SCHEDULE 3 – Guarantors
SCHEDULE 4 – LC Issuer’s LC Limits
SCHEDULE 5.8 – Subsidiaries
SCHEDULE 5.19 – Subordinated Indebtedness
SCHEDULE 6.15 – Liens

EXHIBITS
EXHIBIT A – Intentionally Omitted
EXHIBIT B – Form of Compliance Certificate
EXHIBIT C – Form of Assignment and Assumption Agreement
EXHIBIT D – Form of Borrowing Notice
EXHIBIT E – Form of Guaranty
EXHIBIT F-1 – Form of Revolving Note
EXHIBIT F-2 – Form of Term Note
EXHIBIT G – Form of Increasing Lender Supplement
EXHIBIT H – Form of Augmenting Lender Supplement
EXHIBIT I – Intentionally Omitted
EXHIBIT J – Form of Borrowing Base Certificate

-v-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This Second Amended and Restated Credit Agreement (the “Agreement”), dated as of March 29, 2019, is among TRI Pointe Group, Inc., a Delaware corporation, the Lenders (as defined below) and U.S. Bank National Association, a national banking association, d/b/a Housing Capital Company, as LC Issuer and Administrative Agent.
RECITALS
A.    Pursuant to that certain Amended and Restated Credit Agreement dated as of July 7, 2015, by and among TRI Pointe Group, Inc., a Delaware corporation, the Lenders party thereto, and Administrative Agent, as modified by that certain Modification Agreement dated as of June 20, 2017 (as modified, the “Existing Credit Agreement”), Lenders agreed to make a credit facility available to TRI Pointe Group, Inc. (the “Existing Credit Facility”).
B.    The Existing Credit Facility is evidenced by certain notes dated as of July 7, 2015, certain notes dated as of April 28, 2016 and a note dated as of June 20, 2017, each made payable to a Lender in the aggregate original principal amount of Six Hundred Million and No/100 Dollars ($600,000,000.00) (collectively, the “Notes”).

C.    In connection with the Loan, TRI POINTE HOMES, INC., a Delaware corporation (“TRI Pointe Homes”), TRI POINTE HOLDINGS, INC., a Washington corporation (“TRI Pointe Holdings”), MARACAY 91, L.L.C., an Arizona limited liability company (“Maracay 91”), MARACAY HOMES, L.L.C., an Arizona limited liability company (“Maracay Homes”), PARDEE HOMES, a California corporation (“Pardee Homes”), PARDEE HOMES OF NEVADA, a Nevada corporation (“Pardee Nevada”), THE QUADRANT CORPORATION, a Washington corporation (“Quadrant”), TRENDMAKER HOMES, INC., a Texas corporation (“Trendmaker”), TRENDMAKER HOMES HOLDINGS, L.L.C., a Texas limited liability company (“Trendmaker Holdings”), TRENDMAKER HOMES DFW, L.L.C., a Texas limited liability company (“Trendmaker DFW”), and WINCHESTER HOMES INC., a Delaware corporation (“Winchester,” and, together with TRI Pointe Homes, TRI Pointe Holdings, Maracay 91, Maracay Homes, Pardee Homes, Pardee Nevada, Quadrant, Trendmaker, Trendmaker Holdings and Trendmaker DFW, the “Guarantors”), executed that certain Second Amended and Restated Guaranty Agreement dated as of March 29, 2019 in favor of Administrative Agent and the Lenders (as amended, restated or otherwise modified, the “Guaranty”), pursuant to which Guarantors guaranteed to Administrative Agent and Lenders the payment and performance of Borrower’s obligations under the Loan Documents.

D.    As of the date hereof, the outstanding principal balance outstanding under the Existing Credit Facility is $0.00, and Letters of Credit in the aggregate face amount of $31,160,034.36 have been issued by LC Issuer and remain outstanding.
E.    Borrower has requested, and Administrative Agent and Lenders have agreed, to amend and restate the Existing Credit Agreement to extend the maturity of the Existing Credit Facility, add a term loan facility to the Existing Credit Facility and make certain other changes to the Existing Credit Facility, all on the terms and conditions set forth herein.

Now, therefore, in consideration of the premises, and in further consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:
AGREEMENTS
ARTICLE I

DEFINITIONS
As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Guarantors (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Act” is defined in Section 9.14.
“Administrative Agent” means U.S. Bank National Association in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and Class and, in the case of Eurocurrency Loans, for the same Interest Period.
“Affected Lender” is defined in Section 2.20.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries.
“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all Revolving Lenders.
“Aggregate Outstanding Term Loans” means, at any time, the aggregate of the outstanding Term Loans of all Term Lenders.
“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Revolving Commitment is $600,000,000.

“Aggregate Term Commitment” means the aggregate of the Term Commitments of all the Term Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Term Commitment is $250,000,000.
“Aggregate Total Commitment” means the aggregate Revolving Commitments and Term Commitments of all Lenders.
“Aggregate Total Outstanding Credit Exposure” means, at any time, the aggregate of the Total Outstanding Credit Exposure of all Lenders.
“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
“Agreement Accounting Principles” is defined in Section 9.8.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the one-month LIBOR rate quoted by Administrative Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (without duplication of amounts owing or payable under Article III), such rate rounded up to the nearest one-sixteenth percent; provided, however, if on any date for determining the one-month LIBOR rate, Administrative Agent shall determine (which determination shall be conclusive in the absence of manifest error) that (a) because of circumstances affecting the Money Markets, adequate and fair means do not exist for ascertaining the one-month LIBOR rate, or (b) it is unlawful to maintain any advance of the Loans at a rate based on the one-month LIBOR rate, Administrative Agent shall promptly give to Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances and/or illegality. After receipt of such notice and during the existence of such circumstances and/or illegality, the interest rate applicable to the outstanding principal balance shall be determined based upon an alternate index selected by Administrative Agent, in its sole discretion, reasonably comparable to that of one-month LIBOR, intended to generate a return substantially the same as that generated by the one-month LIBOR rate, and all references in the Loan Documents to the Alternate Base Rate shall be deemed to be references to such alternate rate while such rate is in effect. For the avoidance of doubt, if the Alternate Base Rate will be less than zero, the Alternate Base Rate will be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Unused Fees are accruing on the Available Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Advances of any Class and Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Class and Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means U.S. Bank, in its capacity as Lead Arranger and Book Runner.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignee Lender” is defined in Section 9.17.
“Assignor Lender” is defined in Section 9.17.
“Augmenting Lender” is defined in Section 2.24.
“Authorized Officer” means any of the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Treasurer of the Borrower, acting singly.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the date that is ninety (90) days after the Effective Date, and (b) the Facility Termination Date applicable to the Term Facility.
“Available Aggregate Revolving Commitment” means, at any time, the Aggregate Revolving Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Book Value” means, with respect to any Property at any time, the book value of such Property as determined in accordance with GAAP at such time.
“Borrower” means TRI Pointe Group, Inc., a Delaware corporation, and its successors and assigns.
“Borrowing Base” means, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum (without duplication) of the following assets of the Borrower and each Guarantor (but only to the extent that such assets are Qualified Real Property Inventory, and are not subject to any Liens other than Permitted Liens):

(1)
one hundred percent (100%) of Unrestricted Cash in excess of (A) if Borrower is then in compliance with the Interest Coverage Test, $25,000,000.00, or (B) if Borrower is not then in compliance with the Interest Coverage Test, the Liquidity Cure Amount;

(ii)	the Book Value of Presold Units, multiplied by ninety percent (90%); plus

(iii)	the Book Value of Model Units, multiplied by eighty percent (80%); plus

(iv)	the Book Value of Spec Units (other than such Spec Units, if any, as are excluded from the Borrowing Base pursuant to the provisions of Section 6.19(d)), multiplied by eighty percent (80%); plus

(v)	the Book Value of Finished Lots, multiplied by sixty-five percent (65%); plus

(vi)	the Book Value of Land Under Development, multiplied by sixty-five percent (65%); plus

(vii)	the Book Value of Entitled Land, multiplied by fifty percent (50%);
provided, however:

(a)	the Borrowing Base shall not include any amounts under clause (vii) to the extent the aggregate of such amounts exceeds 35% of the Borrowing Base;

(b)	the advance rate for Spec Units (other than Model Units) shall decrease to 25% for any Housing Unit that has been a Spec Unit for more than 360 days;

(c)
the advance rate for Model Units shall decrease to 0% for any Housing Unit that has been a Model Unit for more than 180 days following the sale of the last production Housing Unit in the applicable project relating to such Model Unit; and

(d)	the aggregate amount included in the Borrowing Base under clauses (v), (vi) and (vii) shall not exceed 55% of the total Borrowing Base.
“Borrowing Base Certificate” means a certificate executed by an Authorized Officer, substantially in the form of the pro forma certificate attached hereto as Exhibit J (with such modifications to such form as may be reasonably requested by the Administrative Agent or the Required Lenders from time to time), setting forth the Borrowing Base and the component calculations in respect of the foregoing.
“Borrowing Base Debt” at any date, without duplication (a) all indebtedness for borrowed money of the Loan Parties and their respective Subsidiaries determined on a consolidated basis (including, without limitation, all Loans and the Senior Debt); plus (b) all indebtedness for borrowed money with recourse to any limited or general partnership in which any Loan Party or any of their respective Subsidiaries is a general partner; plus (c) the sum of (i) all reimbursement obligations with respect to drawn Financial Letters of Credit and drawn Performance Letters of Credit (excluding any portion of the actual or potential obligations that are secured by cash collateral) and (ii) the maximum amount available to be drawn under all undrawn Financial Letters of Credit, in each case issued for the account of, or guaranteed by, any Loan Party or any of their respective Subsidiaries (excluding any portion of the actual or potential obligations that are secured by cash collateral); plus (d) all repayment guarantees of any Loan Party or any of their respective Subsidiaries of indebtedness for borrowed money of third parties; plus (e) all Obligations (including all Rate Management Obligations to the extent due and owing) of any Loan Party and any of their respective Subsidiaries; and plus (f) Contingent Obligations that are due and payable at the time of determination; provided, however, “Borrowing Base Debt” excludes (i) Indebtedness of any Non-Guarantor Subsidiary, (ii) Indebtedness of the Borrower to a Guarantor, a Guarantor to the Borrower, or a Guarantor to another Guarantor, (iii) any Subordinated Indebtedness and (iv) Indebtedness secured by collateral (not part of the Borrowing Base), provided, that the amount of such Indebtedness in excess of the value of the collateral shall constitute Borrowing Base Debt hereunder.
“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.
“Borrowing Notice” is defined in Section 2.8.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles. Notwithstanding anything to the contrary in this Agreement, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would be Capitalized Leases as of December 31, 2018 (assuming for purposes hereof that they were in existence on such date) shall be considered Capitalized Leases hereunder, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the applicable LC Issuers or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable LC Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable LC Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means Investments that would be set forth in a consolidated balance sheet of Borrower (in a manner consistent with the financial statements referenced in Section 5.4) under the heading “cash and cash equivalents.”
“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis; or (ii) a “Change in Control” (or similar occurrence, however defined) occurs under any of Borrower’s outstanding senior public note indebtedness (including the Senior Debt) or any other notes issued by Borrower under an indenture or comparable document.
“Change in Law” is defined in Section 3.1.
“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Term Loans.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral Shortfall Amount” is defined in Section 8.1.
“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Computation Date” is defined in Section 2.2.
“Consolidated EBITDA” means, for any period, without duplication, the following, all as determined on a consolidated basis for the Borrower and the Subsidiaries in conformity with Agreement Accounting Principles,

(1)
the sum of the amounts, without duplication, for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) charges against income for all federal, state and local taxes, (d) depreciation expense, (e) amortization expense, (f) other non-cash charges and expenses, and (g) any losses arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income, (h) transaction costs and restructuring charges required to be expensed under FASB ASC 805, (i) non-recurring expenses and charges, provided that the amount of such expenses and charges shall not exceed 7.5% of Consolidated EBITDA (without giving effect to this clause (i)) in the aggregate for any four consecutive fiscal quarters, (j) any transaction expenses or charges (not to exceed $10,000,000 per transaction, or $20,000,000 in the aggregate during any rolling four (4) fiscal quarter period under any of (A) through (C) below) related to (A) any Acquisition permitted under this Agreement, (B) any issuance of securities, or (C) any recapitalization, incurrence, amendment, modification or repayment of Indebtedness (in each case of clauses (A) through (C), whether or not successful), less

(1)	any gains arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income.
“Consolidated Indebtedness” means, at any date, the sum of (i) the Borrowing Base Debt, plus (ii) the amount of all liabilities (without duplication of any liabilities included in Borrowing Base Debt) reflected on the most recently delivered consolidated balance sheet of the Borrower prepared in conformity with Agreement Accounting Principles, but excluding all liabilities (other than indebtedness for financing insurance premiums) from such balance sheet consisting of the amounts listed under the line items for “Accounts Payable,” “Accrued Liabilities,” and “Other” (not to exceed $10,000,000 for “Other”) or any other line item for similar liabilities, including without limitation, liabilities related to inventory not owned, warranty reserves, legal reserves, accrued tax liabilities and accrued payroll liabilities.
“Consolidated Interest Expense” means, for any period and without duplication, the aggregate amount of interest which, in conformity with Agreement Accounting Principles, would be set opposite the caption “interest expense” or any like caption on a consolidated income statement for the Borrower and its Subsidiaries, including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and bankers’ acceptance financing, the net costs associated with Rate Management Transactions, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other noncash interest expense, other than interest and other charges amortized to cost of sales. Consolidated Interest Expense includes, with respect to the Borrower and its Subsidiaries, without duplication, all interest included as a component of cost of sales for such period.
“Consolidated Interest Incurred” means, for any period and without duplication, the aggregate amount of interest which, in conformity with Agreement Accounting Principles, would be set opposite the caption “interest expense” or any like caption on a consolidated income statement for the Borrower and its Subsidiaries, including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and bankers’ acceptance financing, the net costs associated with Rate Management Transactions, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other noncash interest expense, other than interest and other charges amortized to cost of sales. Consolidated Interest Incurred includes, with respect to the Borrower and its Subsidiaries, without duplication, all capitalized interest for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption “interest expense” or any like caption, and all interest actually paid by the Borrower or any of its Subsidiaries under any Contingent Obligation during such period.
“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis for such period, determined in conformity with Agreement Accounting Principles.
“Consolidated Tangible Net Worth” means, at any date, the stockholders’ equity of the Borrower determined on a consolidated basis in conformity with Agreement Accounting Principles less (a) its consolidated intangible assets determined in accordance with Agreement Accounting Principles, (b) loans and advances to directors, officers and employees of the Borrower (excluding (i) loans for purposes of exercising options to purchase capital stock in the Borrower to the extent not otherwise netted out in the determination of stockholders’ equity, (ii) any arms-length mortgage loans made by Borrower or any Subsidiary in the ordinary course of Borrower’s or any such Subsidiary’s business, and (iii) any advances made to employees in the ordinary course of business for travel and other items, not to exceed $10,000,000 in the aggregate), and (c) the Net Worth of any Subsidiaries that primarily provide insurance or mortgage-related services.
“Consolidated Tangible Net Worth Test” is defined in Section 6.19(a).
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.9 (a form of which is attached as Schedule 2.9).
“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
“Credit Facility” means the Revolving Facility and the Term Facility.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the LC Issuers or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs) within two (2) Business Days after the date when due, (b) has notified the Borrower, the Administrative Agent or the LC Issuers in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuers and each Lender.
“Dollar” and “$” means the lawful currency of the United States of America.
“Dollar Amount” means, on any date of determination, with respect to any amount in Dollars, such amount.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.
“Eligible Assignee” means (i) a Lender (ii) an Approved Fund; (iii) a commercial bank, insurance company or other financial institution which invests in loans, in each case which is organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD or a political subdivision of any such country, which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee; provided further that in all cases, the senior unsecured debt of an Eligible Assignee (or its direct or indirect parent) shall have a rating of Baa‑2 or higher from Moody’s Investors Service, Inc. or a comparable rating agency.

“Entitled Land” means parcels of land owned by the Borrower or any Guarantor which are zoned for the construction of single-family dwellings, whether detached or attached (excluding mobile homes); provided, however, that the term “Entitled Land” shall not include Land Under Development, Finished Lots or any real property upon which the construction of Housing Units has commenced (as described in the definition of “Housing Unit”).
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable interest settlement rate for deposits in Dollar LIBOR appearing on the applicable Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen LIBOR01 for Dollar LIBOR (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollar LIBOR as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which the Administrative Agent or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the Administrative Agent’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period. The “Eurocurrency Base Rate” shall never be less than zero percent (0%).
“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.
“Event of Default” is defined in Article VII.
“Existing Letter of Credit” means each letter of credit issued by LC Issuer and outstanding as of the Effective Date, as more particularly described in Schedule 2 attached hereto.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the LC Issuers, and the Administrative Agent, (i) Taxes (a) imposed on assets, capital or liabilities, or imposed on or measured by its overall net income (however denominated), gross income, gross receipts, profits, gross profits, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender, the LC Issuers or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located or (b) that are Other Connection Taxes, (ii) in the case of a Lender, any withholding tax that is imposed on amounts payable to such Lender pursuant to the laws in effect at the time such Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.5(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.5(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Extended Commitment” means any Commitment as to which the applicable Facility Termination Date has been extended pursuant to Section 2.23.
“Extended Loans” means Extended Revolving Loans and Term Loans made pursuant to the Extended Commitments.
“Extended Revolving Loans” means Revolving Loans made pursuant to the Extended Commitments.
“Extending Lender” means, with respect to the applicable Facility, a Lender that agrees to extend the Facility Termination Date applicable to the Note held by such Lender in response to an Extension Request by Borrower pursuant to Section 2.23.
“Extension” has the meaning set forth in Section 2.23.
“Extension Amendment” means an amendment to this Agreement (which may, at the option of Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the Extending Lenders, Administrative Agent and, to the extent required by Section 2.23, LC Issuer implementing an Extension in accordance with Section 2.23.
“Extension Offer” has the meaning set forth in Section 2.23.
“Extension Request” means a written request from any Borrower to extend the Facility Termination Date applicable to the Revolving Facility and/or the Term Facility for one year pursuant to Section 2.23.
“Facility” means the Revolving Facility or the Term Facility, as the context may require.

“Facility Amount” means the sum of the Aggregate Revolving Commitment, plus the Aggregate Term Commitment.
“Facility LC” means (a) any Existing Letter of Credit, and (b) any Letter of Credit issued by an LC Issuer in accordance with Section 2.19.
“Facility LC Application” is defined in Section 2.19(c).
“Facility LC Collateral Account” is defined in Section 2.19(k).
“Facility Termination Date” means (a) with respect to the Revolving Facility, March 29, 2023, or any earlier date on which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof, as the same may be extended from time to time pursuant to Section 2.23 with respect to the Revolving Commitments of Extending Lenders, and (b) with respect to the Term Facility, March 29, 2023, or any earlier date on which the Aggregate Term Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof, as the same may be extended from time to time pursuant to Section 2.23 with respect to the Term Commitments of Extending Lenders.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the greater of (a) zero percent (0%), and (b) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Pacific time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
“Fee Letters” is defined in Section 10.13.
“Financial Letter of Credit” means a Letter of Credit that is not a Performance Letter of Credit.
“Finished Lots” means parcels of land owned by the Borrower or any Guarantor which are duly recorded and platted for the construction of single-family dwelling units, whether detached or attached (but excluding mobile homes) and zoned for such use, with respect to which all requisite governmental consents and approvals required for a building permit to be issued have been, or could be (with no further material actions, other than the payment of fees) obtained, and all major infrastructure and offsite construction required to be completed by any applicable law as a condition of commencing vertical construction on the applicable lot or lots have been substantially completed in compliance with applicable law; provided, however, that the term “Finished Lots” shall not include any real property upon which the construction of a Housing Unit has commenced (as described in the definition of “Housing Unit”).
“Fitch” means Fitch, Inc.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).
“Guarantor” means the Subsidiaries listed on Schedule 3 hereto, and each Subsidiary that becomes a party to the Guaranty after the date hereof pursuant to the terms of Section 6.20(a), and their respective successors and assigns (excluding any Guarantor released from the Guaranty in accordance with the terms of this Agreement).
“Guaranty” means that certain Amended and Restated Guaranty dated as of the date hereof executed by each of the Guarantors in the form attached hereto as Exhibit E, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.
“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law, stated as a rate per annum.
“Homebuilding Subsidiary” means any wholly-owned Subsidiary that is engaged in the homebuilding business. For purposes of clarification, a Homebuilding Subsidiary shall not include any Subsidiaries that primarily provide insurance or mortgage-related services.
“Housing Unit” means a single-family dwelling (where construction has commenced), whether detached or attached (including condominiums but excluding mobile homes), including the parcel of land on which such dwelling is located, that is or will be available for sale by the Borrower or a Guarantor.  The construction of a Housing Unit shall be deemed to have commenced upon commencement of the trenching for the foundation of the Housing Unit.  Each “Housing Unit” is either a Presold Unit, a Spec Unit or a Model Unit.
“Housing Unit Closing” means a closing of the sale of a Housing Unit by the Borrower or a Guarantor to a bona fide purchaser for value.
“Increasing Lender” is defined in Section 2.24.
“Indebtedness” of a Person means, without duplication, such Person’s

(1)	obligations for borrowed money,

(1)
obligations representing the deferred purchase price of Property or services (other than (A) trade accounts payable and accrued expenses arising or occurring in the ordinary course of such Person’s business, and (B) obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens, and (C) any earn-out, profit participation or other contingent purchase price obligation until such obligation appears or should appear in the liabilities section of the balance sheet of such Person and is not paid within 30 days of such date),

(1)
obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person (other than the obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens),

(1)	obligations which are evidenced by notes, bonds, debentures, or other similar instruments,

(1)	Capitalized Lease Obligations,

(1)	Net Mark-to-Market Exposure under Rate Management Transactions,

(1)
Contingent Obligations, including all liabilities and obligations of others of the kind described in clauses (i) through (vi) and (viii) that such Person has guaranteed, or that are secured by Liens on Property now or hereafter owned or acquired by such Person (other than the obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens) or that are otherwise the legal liability of such Person, and

(1)
reimbursement obligations for which such Person is obligated with respect to a Letter of Credit (which shall be included in the face amount of such Letter of Credit, whether or not such reimbursement obligations are due and payable), provided, however, that any Performance Letter of Credit shall not be included in Indebtedness unless and until such Letter of Credit is drawn upon and such draw is not reimbursed within 10 Business Days following such draw.

(1)	all funded debt with recourse to any limited or general partnership in which any Loan Party or any of their respective Subsidiaries is a general partner.
Indebtedness includes, without limitation, in the case of the Borrower, the Obligations (subject to clause (viii) above) and the obligations evidenced by the Senior Notes and the documents executed in connection therewith.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.
“Indenture” means (i) each of the Indentures dated June 13, 2014, as modified, amended or supplemented to the date hereof, among the Borrower, TRI Pointe Homes (as successor to Weyerhaeuser Real Estate Company), the guarantors party thereto and U.S. Bank National Association, as Trustee, as further amended, restated, supplemented or otherwise modified from time to time, (ii) the Indenture, dated as of May 23, 2016, between the Borrower and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of May 26, 2016, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as further amended, restated, supplemented or otherwise modified from time to time and (iii) the Indenture, dated as of May 23, 2016, between the Borrower and U.S. Bank National Association, as Trustee, as supplemented by the Second Supplemental Indenture dated as of June 8, 2017, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as further amended, restated, supplemented or otherwise modified from time to time.
“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date to (b) Consolidated Interest Incurred for the period of four consecutive fiscal quarters ending on such date.
“Interest Coverage Test” is defined in Section 6.19(c).
“Interest Period” means, with respect to a Eurocurrency Advance, a period of one (1), two (2) or three (3) months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Inventory Valuation Date” means the last day of the most recent calendar quarter with respect to which the Borrower is required to have delivered a Borrowing Base Certificate pursuant to Section 6.1(d) hereof.
“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificate of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Land Under Development” means parcels of land owned by the Borrower or any Guarantor which are zoned for the construction of single-family dwelling units, whether attached or detached (excluding mobile homes) and upon which the construction of site improvements has commenced and is proceeding; provided, however, that the term “Land Under Development” shall not include (i) Finished Lots, (ii) Entitled Land, (iii) any real property upon which the construction of a Housing Unit has commenced, or (iv) vacant land held by the Borrower or any Guarantor for future development or sale and designated as inactive land in the footnotes to the Borrower’s or such Guarantor’s financial statements.
“LC Fee” is defined in Section 2.19(d).
“LC Issuer” means each of the Lenders (or any subsidiary or affiliate of such Lender designated by such Lender) that has issued an Existing Letter of Credit, U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank), or any other Lender that agrees, at the Borrower’s request, to issue Facility LCs hereunder (or any subsidiary or affiliate of such Lender designated by such Lender), each in its capacity as issuer of Facility LCs hereunder.
“LC Issuer’s LC Limit” means, with respect to a Lender, the amount with respect to such Lender set forth in Schedule 4 hereto or such higher or lower amount as shall be agreed by such Lender, each other LC Issuer, if any, and the Borrower (but not to exceed, in the aggregate as to all LC Issuers $75,000,000). For the avoidance of doubt, as of the date hereof, U.S. Bank is the sole LC Issuer and U.S. Bank’s LC Issuer’s LC Limit is $75,000,000.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“LC Payment Date” is defined in Section 2.19(e).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns, and, as the context may require, includes the Revolving Lenders and the Term Lenders.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Leverage Ratio” means, as of any date of calculation, the ratio (expressed as a percentage) of (i) (A) Consolidated Indebtedness outstanding on such date less (B) Unrestricted Cash in excess of $25,000,000 on such date to (ii) (A) the sum of Consolidated Indebtedness on such date plus (B) Consolidated Tangible Net Worth on such date less (C) Unrestricted Cash in excess of $25,000,000 on such date.
“Leverage Test” is defined in Section 6.19(b).
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Liquidity Cure Amount” means, on any date of determination, the greater of (a) $25,000,000.00, and (b) the sum of (i) the trailing twelve month Consolidated Interest Incurred, plus (ii) the aggregate principal amount of Consolidated Indebtedness maturing in the next twelve months.
“Loan” means a Revolving Loan or a Term Loan.
“Loan Documents” means this Agreement, the Facility LC Applications, the Guaranty, any Note or Notes executed by the Borrower in connection with this Agreement and payable to a Lender, now or in the future, the Reference Agreement and any other instruments, documents and agreements executed by the Borrower or the Guarantors for the benefit of the Administrative Agent or any Lender in connection with this Agreement.
“Loan Party” or “Loan Parties” means, individually or collectively, the Borrower and the Guarantors.
“Marketable Securities” means Investments that would be set forth in a consolidated balance sheet of Borrower (in a manner consistent with the financial statements referenced in Section 5.4) under the heading “marketable securities.”

“Material Adverse Effect” means a material adverse effect, based on commercially reasonable standards, on (i) the business, Property, financial condition, or results of operations of the Borrower and Guarantors, taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents, or (iii) the validity or enforceability under applicable law of any of the Loan Documents or the rights or remedies of Administrative Agent, Lenders or any LC Issuer thereunder (except that, as to clause (iii), a Material Adverse Effect may not result solely from the acts or omissions of the Administrative Agent or any Lender). Items disclosed by the Borrower in its form 10-Q and form 10-K or any other filings with the Securities and Exchange Commission shall not be deemed to have a Material Adverse Effect solely because of such disclosure, and the existence and content of such disclosure shall not be prima facie evidence of a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (excluding Non-Recourse Indebtedness) of the Borrower or any Guarantor in an outstanding principal amount of $35,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Material Portion” has the meaning set forth in Section 6.13(c).
“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of each LC Issuer with respect to such Defaulting Lender for all Facility LCs issued and outstanding at such time and (ii) otherwise, such lesser amount determined by the Administrative Agent and the applicable LC Issuer in their sole discretion.
“Minimum Liquidity Amount” has the meaning set forth in Section 6.19(c).
“Model Unit” means a Housing Unit constructed initially for inspection by prospective purchasers that is not intended to be sold until all or substantially all other Housing Units in the applicable subdivision are sold.
“Modify” and “Modification” are defined in Section 2.19(a).
“Money Markets” refers to one or more wholesale funding markets available to Lenders, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds and others.
“Monthly Payment Date” means the first (1st) day of each month, provided, that if such day is not a Business Day, the Monthly Payment Date shall be the immediately succeeding Business Day.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).
“Net Worth” means, at any date as to each Subsidiary, the sum of (A) all stockholders’ equity of such Subsidiary, less (B) all loans or advances made by such Subsidiary to the Borrower or any Guarantor and outstanding at such date, all as determined on a consolidated basis in conformity with Agreement Accounting Principles.
“Non-Cash Collateralized Letters of Credit” is defined in Section 2.19(l).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Defaulting Revolving Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.
“Non-Extended Commitment” means any Commitment as to which the applicable Facility Termination Date has not been extended pursuant to Section 2.23.
“Non-Extended Loans” means Revolving Loans and Term Loans made pursuant to the Non-Extended Commitments.
“Non-Extended Revolving Loans” means Revolving Loans made pursuant to the Non-Extended Commitments.
“Non-Extending Lender” means, with respect to the applicable Facility, (a) a Lender that does not agree (or is deemed to not have agreed) to extend the Facility Termination Date applicable to the Note held by such Lender in response to an Extension Request by Borrower pursuant to Section 2.23, or (b) if no Extension Request is made by Borrower pursuant to Section 2.23, each Lender.
“Non-Extending Lender Facility Termination Date” means, with respect to each Facility, the Facility Termination Date applicable to the Note(s) held by a Non-Extending Lender.
“Non-Guarantor Subsidiary” means each Subsidiary of the Borrower that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person (i) for which the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and for which no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness, or (ii) that refinances Indebtedness described in clause (i) and for which the recourse is limited to the same extent described in clause (i). Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse for (i) environmental warranties or indemnities, (ii) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics liens or (iii) similar matters customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate.
“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” means a Revolving Note and/or a Term Note, as the context may require.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all Rate Management Obligations provided to the Borrower or any Guarantor by the Administrative Agent or any other Lender or any Affiliate of any of the foregoing, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, any LC Issuer or any indemnified party arising under the Loan Documents; provided, that obligations in respect of Rate Management Obligations shall only constitute “Obligations” if owed to the Administrative Agent or if the Administrative Agent shall have received notice from the relevant Lender not later than 120 days after such Rate Management Obligations have been provided; provided, further, that “Obligations” shall exclude all Excluded Swap Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to a Lender’s assignment of its interest in the Loan that would not otherwise be owing but for such assignment.

“Outstanding Revolving Credit Exposure” means, as to any Revolving Lender at any time, the sum of (i) the aggregate principal Dollar Amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time
“Outstanding Term Loans” means, as to any Term Lender at any time, the aggregate principal Dollar Amount of its Term Loans outstanding at such time.
“Participants” is defined in Section 12.2(a).
“Participant Register” is defined in Section 12.2(c).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time, and any successor statute and any regulations promulgated thereunder.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Performance Letter of Credit” means any Letter of Credit issued: (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or other Loan Party will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; or (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including, without limitation, construction, bid, and performance bonds.
“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) the business to be acquired in such Acquisition is in a Related Business or, if not in a Related Business, such transaction is in compliance with the provisions of Section 6.14(vii), and (c) the Borrower shall have furnished to the Administrative Agent a certificate (i) certifying that, taking into account such Acquisition, no Event of Default exists and (ii) demonstrating in reasonable detail, as of the last day of the quarter most recently ended prior to the date of such Acquisition, pro forma compliance with the financial covenants set forth in Section 6.19, in each case calculated as if such Acquisition, including the consideration therefor, had been consummated on such day.
“Permitted Dispositions” means, as to the Borrower or any Guarantor, any of the following:

(i)	Dispositions of assets in the ordinary course of business, together with any disposition of operations or divisions discontinued or to be discontinued.

(ii)	Any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property.

(iii)
The lapse or abandonment of intellectual property of the Borrower or any Guarantor to the extent, as determined by the Borrower in the exercise of its commercial judgment, not economically desirable in the conduct of their business.

(iv)
The use of cash and Cash Equivalents in the ordinary course of business, or in connection with a Permitted Acquisition or to pay down debt, in each case to the extent not otherwise prohibited by this Agreement.

(v)
Dispositions of Property to the extent that (A) such Property is exchanged for credit against the purchase price of other Property or (B) the proceeds of such disposition are promptly applied to the purchase price of such other Property.

(vi)
Dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements entered into in the ordinary course of business on fair and reasonable arm’s length terms.

(vii)	Any merger or consolidation permitted by Section 6.12 hereof.

(viii)	The sale or issuance of any equity interests by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary.
“Permitted Liens” means, as to the Borrower or any Guarantor, any of the following:

(1)
Liens for taxes, assessments or governmental charges or levies on the Borrower’s or such Guarantor’s Property if the same (A) shall not at the time be delinquent or thereafter can be paid without penalty, or (B) are not being foreclosed (or any such proceedings have been stayed), are being contested in good faith and by appropriate proceedings, the encumbered Property is not (in Administrative Agent’s reasonable determination) in danger of being lost or forfeited by reason thereof, and for which adequate reserves shall have been established on the Borrower’s or such Guarantor’s books in accordance with Agreement Accounting Principles.

(1)
Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that either (A) are not yet delinquent, or (B) are delinquent but are not being foreclosed (or any such proceedings have been stayed), are being contested in a timely manner in good faith by appropriate proceedings and the encumbered Property is not (in Administrative Agent’s reasonable determination) in danger of being lost or forfeited by reason thereof, and for which adequate reserves shall have been established on the Borrower’s or Guarantor’s books in accordance with Agreement Accounting Principles.

(1)	Utility easements, rights of way, zoning restrictions, covenants, conditions, restrictions, reservations, and such other burdens, encumbrances or charges against real property, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use or value thereof or the sale thereof in the ordinary course of business of the Borrower or such Guarantor.

(1)
Easements, dedications, assessment district or similar Liens in connection with municipal financing and other similar encumbrances or charges, in each case reasonably necessary or appropriate for the development of real property of the Borrower or such Guarantor, and which are granted in the ordinary course of the business of the Borrower or such Guarantor, and which in the aggregate do not materially burden or impair the fair market value, sale or use of such real property (or the project to which it is related) for the purposes for which it is or may reasonably be expected to be held.

(1)
Any option or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by the Borrower or such Guarantor.

(1)
Any arrangement (commonly referred to in the real estate industry (and defined herein) as “PAPAs”) in conjunction with any agreement or contract for the purchase of real property, which provides for future payments due to the sellers of such real property at the time of the sale of Finished Lots or Housing Units, and which payments may be contingent on the sale price of such Finished Lots or Housing Units, which arrangement may include (1) adjustments to the land purchase price, (2) community marketing fees and community enhancement fees, (3) reimbursable costs paid by the developer and (4) participations in the appreciation or profit, in each case under (1) through (4) paid from amounts in excess of Book Value or to pay lot premiums in excess of Book Value, in each case derived from the sale of Finished Lots or Housing Units, and granted in the ordinary course of business.

(1)
Easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held.

(1)	Rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property.

(1)
Liens for homeowner and property owner association developments and assessments if (A) the obligations secured by such Liens are not delinquent or thereafter can be paid without penalty, or (B) such Liens are not being foreclosed (or any such proceedings have been stayed), are being contested in good faith and by appropriate proceedings, the Property encumbered thereby is not (in Administrative Agent’s reasonable determination) in danger of being lost or forfeited by reason thereof, and adequate reserves therefor shall have been established on the Borrower’s or such Guarantor’s books in accordance with Agreement Accounting Principles.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.
“Presold Unit” means a Housing Unit owned by the Borrower or any Guarantor that is subject to a bona fide written agreement between the Borrower or such Guarantor and a third Person purchaser for sale in the ordinary course of the Borrower’s or such Guarantor’s business of such Housing Unit and the related lot, accompanied by a cash earnest money deposit or down payment in an amount that is customary, and subject only to ordinary and customary contingencies to the purchaser’s obligation to buy the Housing Unit and related lot.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Pro Rata Share” means:
(a)    with respect to the Revolving Facility and the LC Obligations, for each Revolving Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Outstanding Revolving Credit Exposure at such time by (ii) the Aggregate Outstanding Revolving Credit Exposure at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment (except that no Revolving Lender is required to fund or participate in Revolving Loans or Facility LCs to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans and funded or unfunded participations in Facility LCs would exceed the amount of its Revolving Commitment (determined as though no Defaulting Lender existed));
(b)    with respect to the Term Facility, for each Term Lender, a portion equal to a fraction the numerator of which is such Lender’s Term Commitment and the denominator of which is the Aggregate Term Commitment, provided, however, that after the end the Availability Period, then “Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s outstanding Term Loans at such time by (ii) the Aggregate Outstanding Term Loans at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Term Commitment (or Aggregate Outstanding Term Loans, as provided above, disregarding in each case any Defaulting Lender’s Term Commitment or outstanding Term Loans, as applicable), represented by such Lender’s Term Commitment (or such Lender’s outstanding Term Loans, as provided above), except that no Term Lender is required to fund or participate in Term Loans to the extent that, after giving effect thereto, the aggregate amount of its outstanding Term Loans would exceed the amount of its Term Commitment (determined as though no Defaulting Lender existed); and
(c)     with respect to the Credit Facility as a whole, for each Lender, a portion equal to a fraction the numerator of which is such Lender’s Total Commitments and the denominator of which is the Aggregate Total Commitments; provided, however, that is if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement or the Availability Period has expired, then, as applicable, such Lender’s Outstanding Revolving Credit Exposure and/or outstanding Term Loans shall be included as the component of the numerator and the Aggregate Outstanding Revolving Credit Exposure and/or Aggregate Outstanding Term Loans shall be included as the component of the denominator; provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall be calculated without regard to any Defaulting Lender’s Revolving Commitment, Term Commitment, Outstanding Revolving Credit Exposure and outstanding Term Loans (except that no Lender is required to fund or participate in any Loans or Facility LCs to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans, funded or unfunded participations in Facility LCs or Term Loans would exceed the amount of its Revolving Commitment or Term Commitment (determined in each case as though no Defaulting Lender existed), as applicable.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Indebtedness” means Indebtedness evidenced by notes, debentures, or other similar instruments issued after the date of this Agreement pursuant to either (i) a registered public offering or (ii) a private placement of such instruments in accordance with an exemption from registration under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 or similar law.
“Qualified Bank” means (a) any Lender or any Affiliate of a Lender, or (b) a bank that has, or is a wholly-owned subsidiary of a corporation that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s and (ii) if its unsecured short-term debt is rated, an unsecured short-term debt rating of A2 from S&P or P2 from Moody’s. For the avoidance of doubt, neither the Borrower nor an Affiliate of the Borrower shall qualify as a Qualified Bank.
“Qualified Real Property Inventory” means, as of any date, Real Property Inventory that is not subject to or encumbered by any deed of trust, mortgage, judgment Lien, or any other Lien (other than the Permitted Liens), and which (i) is not subject to any pending condemnation proceeding, (ii) is not subject to or impaired by any environmental contamination or problem, soils problem or other problem or issue that would materially impair the value thereof or make it unsuitable for a residential project, and (iii) is in compliance in all material respects with all applicable Environmental Laws.

“Quarterly Payment Date” means the first (1st) day of each calendar quarter, provided, that if such day is not a Business Day, the Quarterly Payment Date shall be the immediately succeeding Business Day.
“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.
“Rate Management Obligations” means any and all obligations of the Borrower or any Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Guarantor which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Rating Agencies” means Fitch, Moody’s and S&P.
“Real Property Inventory” means, as of any date, land that is owned by any Loan Party, which land is being developed or held for future development or sale of residential housing projects, together with the right, title and interest of the Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, open or proposed, in or of, the air space and development rights pertaining thereto and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging in or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting such land and all royalties and rights appertaining to the use and enjoyment of such land necessary for the residential development of such land, together with all of the buildings and other improvements now or hereafter erected on such land, and any fixtures appurtenant thereto and all related personal property.
“Reference Agreement” means the California Judicial Reference Agreement dated as of June 26, 2014 by and among the Borrower (as successor to TRI Pointe Homes, Inc. pursuant to the Existing Credit Agreement), the Guarantors, the Administrative Agent and Lenders, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.
“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness (or that refunds, refinances or extends any refund, refinancing or extension of such Indebtedness), but only to the extent that:

(1)
the Refinancing Indebtedness is subordinated to or pari passu with the Obligations (or a Guarantor’s obligations under its Guaranty, as applicable) to the same extent as the Indebtedness being refunded, refinanced or extended,

(1)	the Refinancing Indebtedness is scheduled to mature no earlier than the then current maturity date of such Indebtedness,

(1)
such Refinancing Indebtedness is in an aggregate principal amount (or, if incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate amount then outstanding plus all amounts committed but undisbursed under the Indebtedness being refunded, refinanced or extended, plus all fees (including, any premiums, if any), costs and expenses incurred in connection with the incurrence of such Refinancing Indebtedness,

(1)	One or more Loan Parties (or successor(s) thereto) were liable for the Indebtedness being refunded, refinanced or extended when such Indebtedness was initially incurred, and

(1)	such Refinancing Indebtedness is incurred within 120 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.
“Register” is defined in Section 12.3(d).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.
“Related Business” means any of the following lines of business or business activity of the type conducted by the Borrower and its Subsidiaries on the date hereof: (i) the home building business, (ii) the residential mortgage loan business, (iii) the real estate development business, (iv) the insurance business, (v) the title insurance agency and settlement business, (vi) the insurance agency business, and (vii) any line of business ancillary, complementary, or reasonably related to, or a reasonable extension, development, or expansion of, or necessary to, the businesses described in clauses (i) through (vi) of this definition.
“Replacement Lender” is defined in Section 2.20.

“Reports” is defined in Section 9.6(a).
“Required Lenders” means Lenders in the aggregate having greater than 66 2/3% of the sum of (a) the Aggregate Revolving Commitments then in effect or, if the Aggregate Revolving Commitments are terminated pursuant to the terms of this Agreement, the Aggregate Outstanding Revolving Credit Exposures, and (b) the Aggregate Term Commitments then in effect or, if the Availability Period has ended, the Aggregate Outstanding Term Loans; provided that the Commitments of, and, if applicable, the Outstanding Revolving Credit Exposure and outstanding Term Loans held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, however, at all times there are two or more Lenders, Required Lenders shall in no event be less than two (2) Lenders.
“Required Revolving Lenders” means Revolving Lenders in the aggregate having greater than 66 2/3% of the sum of the Aggregate Revolving Commitments then in effect or, if the Aggregate Revolving Commitments are terminated pursuant to the terms of this Agreement, the Aggregate Outstanding Revolving Credit Exposures; provided that the Revolving Commitment of, and, if applicable, the Outstanding Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided, however, at all times there are two or more Revolving Lenders, Required Revolving Lenders shall in no event be less than two (2) Revolving Lenders.
“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary thereof.
“Revolving Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of the Borrower, in an amount not exceeding the applicable amount set forth in Schedule 1, as it may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (iii) otherwise from time to time pursuant to the terms hereof.
“Revolving Facility” means, at any time, the Aggregate Revolving Commitments and all Credit Extensions made thereunder at such time.
“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment or holds Revolving Loans at such time.
“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1(a) (or any conversion or continuation thereof).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit F-1.
“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Senior Debt” means the Senior Notes or, if the Senior Notes are refinanced, the Refinancing Indebtedness with respect thereto.
“Senior Notes” means the notes initially issued under the Indenture.
“Senior Officer” means each of the Authorized Officers and the General Counsel of Borrower.
“Significant Homebuilding Subsidiary” means any Homebuilding Subsidiary that has a Net Worth equal to or exceeding $3,000,000.00.
“Spec Unit” means any Housing Unit owned by the Borrower or any Guarantor that is not a Presold Unit or a Model Unit.
“Spec Unit Inventory Test” is defined in Section 6.19(d).
“Stated Rate” is defined in Section 2.21.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is contractually subordinated in right of payment to the payment of the Obligations (a) in the case of Indebtedness constituting Public Indebtedness, pursuant to market and generally accepted subordination terms governing such Public Indebtedness and (b) in all other cases, pursuant to subordination terms reasonably satisfactory to the Required Lenders and (in each case) none of the principal of which is payable until at least 180 days after the latest Facility Termination Date

(other than pursuant to customary change of control and asset sale redemption provisions). Subordinated Indebtedness shall specifically not include Indebtedness of any Guarantor to Borrower or Borrower to any Guarantor.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and the Guarantors, Property which represents more than 10% of the consolidated assets of the Borrower and the Guarantors taken as a whole as would be shown in the consolidated financial statements of the Borrower and the Guarantors as at the beginning of the fiscal quarter in which such determination is made.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto, imposed by any Governmental Authority.
“Term Commitment” means, for each Lender, the obligation, if any, of such Lender to make Term Loans to Borrower, in an amount not exceeding the applicable amount set forth in Schedule 1, as it may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (iii) otherwise from time to time pursuant to the terms hereof.
“Term Facility” means, at any time, the Aggregate Term Commitments and all Credit Extensions made thereunder at such time.
“Term Lender” means, at any time, any Lender that has a Term Commitment or holds Term Loans at such time.
“Term Loan” means, with respect to a Term Lender, such Term Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1(b) (or any conversion or continuation thereof).
“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit F-2.
“Total Commitment” means, with respect to any Lender, such Lender’s combined Revolving Commitment and Term Commitment.

“Total Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) the aggregate principal Dollar Amount of its Term Loans outstanding at such time.
“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.
“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Unrestricted Cash” means cash, Cash Equivalents and Marketable Securities of the Borrower and the Guarantors that are free and clear of all Liens and not subject to any restrictions (other than with respect to costs of liquidating certain Cash Equivalents prior to maturity).
“Unused Fee” is defined in Section 2.5.
“U.S. Bank” means U.S. Bank National Association, a national banking association, d/b/a Housing Capital Company, in its individual capacity, and its successors.
“Wells Fargo” means Wells Fargo Securities, LLC, in its individual capacity, and its successors.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurocurrency Advance”) or by Class and Type (e.g., a “Eurocurrency Revolving Advance”).

ARTICLE II

THE CREDITS
2.1    Commitment.
(a)Revolving Loans. From and including the date of this Agreement and prior to the Facility Termination Date applicable to the Revolving Facility (or, in the case of a Non-Extending Lender, the Non-Extending Lender Facility Termination Date applicable to the Revolving Facility), each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower in Dollars and participate in Facility LCs issued upon the request of the Borrower, provided that after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, (i) the Dollar Amount of such Lender’s Outstanding Revolving Credit Exposure shall not exceed its Revolving Commitment, (ii) the Dollar Amount of the Total Outstanding Credit Exposure shall not exceed the Facility Amount (after giving effect to any concurrent repayment of Term Loans with the proceeds of such Revolving Loans), and (iii) the aggregate amount of all Borrowing Base Debt shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow (a) Non-Extended Revolving Loans at any time prior to the applicable Non-Extended Lender Facility Termination Date, and (b) Extended Revolving Loans at any time prior to the applicable Facility Termination Date. Revolving Commitments of Non-Extending Lenders shall terminate on the applicable Non-Extending Lender Facility Termination Date, and Revolving Commitments of Extending Lenders shall terminate on the applicable Facility Termination Date. Each LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
(b)    Term Loans. On any Business Day during the Availability Period, so long as no Default or Event of Default has occurred and is continuing, each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Term Loans to the Borrower in Dollars, provided that (i) not more than three (3) Advances of Term Loans shall be made during the Availability Period, (ii) after giving effect to the making of each such Term Loan by a Term Lender (A) the Dollar Amount of such Term Lender’s Term Loans shall not exceed its Term Commitment, (B) the Dollar Amount of the Total Outstanding Credit Exposure shall not exceed the Facility Amount (after giving effect to any concurrent repayment of Revolving Loans with the proceeds of such Term Loans), and (C) the aggregate amount of all Borrowing Base Debt shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. Repaid Term Loans may not be reborrowed. If any portion of the proceeds of any such Term Loan is used to prepay Revolving Loans, the portion of such prepaid Revolving Loans held by any Term Lender shall be exchanged for a corresponding portion of such Term Loan pursuant to a cashless settlement.
(c)    Each request for an Advance under this Agreement shall be submitted to Administrative Agent and signed by one of the authorized signatories of Borrower set forth on Schedule 2.1 hereto (or such other signatory identified in writing to Administrative Agent by Borrower).

2.2    Determination of Dollar Amounts; Required Payments; Termination. The Administrative Agent will determine the Dollar Amount of: (a) each Advance as of the date three (3) Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and (b) all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time either (i) the Aggregate Outstanding Revolving Credit Exposure exceeds the Aggregate Revolving Commitment or (ii) the aggregate amount of all Borrowing Base Debt exceeds the Borrowing Base determined as of the most recent Inventory Valuation Date, then the Borrower shall within three (3) Business Days after notice from the Administrative Agent make a payment on the Loans or Cash Collateralize LC Obligations in an account with the Administrative Agent pursuant to Section 2.19(k) sufficient to eliminate such excess. If at any time the Aggregate Outstanding Term Loans exceed the Aggregate Term Commitment, then the Borrower shall within three (3) Business Days after notice from the Administrative Agent make a payment on the Term Loans in amount sufficient to eliminate such excess. The Total Outstanding Credit Exposure of each Non-Extending Lender and all other unpaid Obligations payable to each Non-Extending Lender under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the applicable Non-Extending Lender Facility Termination Date and, if any such Non-Extending Lender is an LC Issuer, all outstanding Facility LCs issued by such Non-Extending Lender shall be Cash Collateralized or replaced by Borrower and returned to such Non-Extending Lender on or before the applicable Non-Extending Lender Facility Termination Date. The Total Outstanding Credit Exposure of each Extending Lender (other than LC Obligations that are Cash Collateralized in accordance with this Agreement) and all other unpaid Obligations under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the applicable Facility Termination Date.
2.3    Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Revolving Loans and/or Term Loans, as the case may be, made from the several Lenders ratably according to their Pro Rata Shares. The Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.
2.4    Reserved.
2.5    Unused Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender according to its Pro Rata Share an unused fee (the “Unused Fee”) from the date hereof to and including the applicable Facility Termination Date, which Unused Fee shall accrue on a daily basis in an amount equal to (a) the Available Aggregate Revolving Commitment on such day, multiplied by (b) the Applicable Fee Rate then in effect, divided by (c) 360. The accrued Unused Fee shall be payable in arrears on each Quarterly Payment Date hereafter and on the applicable Facility Termination Date.

2.6    Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $1,000,000 and incremental amounts in integral multiples of $100,000, and each Base Rate Advance of Revolving Loans shall be in the minimum amount of $500,000 and incremental amounts in integral multiples of $50,000, provided, however, that any Base Rate Advance of Revolving Loans may be in the amount of the Available Aggregate Revolving Commitment or, if less, the maximum amount permitted to be advanced under clause (ii) of Section 2.1. Each Advance of Term Loans shall be in the minimum amount of $50,000,000 or, if less, the then remaining unfunded amount of the Aggregate Term Commitment.
2.7    Reductions in Aggregate Total Commitment; Optional Principal Payments.
(a)    The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Revolving Lenders in integral multiples of $5,000,000 (but not less than $25,000,000), upon at least five (5) Business Days’ prior written notice to the Administrative Agent by 10:00 a.m. (Pacific time), which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure. All accrued Unused Fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Credit Extensions under the Revolving Facility.
(b)    The unfunded portion, if any, of each Term Lender’s Term Commitment shall terminate automatically upon the expiration of the Availability Period.
(c)    The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances, or, in a minimum aggregate amount of $500,000 and incremental amounts in integral multiples of $50,000 (or, if less, the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Base Rate Advances upon same day notice by 10:00 a.m. (Pacific time) to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 and incremental amounts in integral multiples of $100,000 (or, if less, the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Eurocurrency Advances upon at least two (2) Business Days’ prior written notice to the Administrative Agent by 10:00 a.m. (Pacific time). Any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or the occurrence of another transaction, in which case such notice may be revoked or delayed by the Borrower if such condition is not satisfied so long as Borrower reimburses Agent and Lenders for any reasonable out-of-pocket costs incurred because of such revocation or delay.
2.8    Method of Selecting Types and Interest Periods for New Revolving Advances. The Borrower shall select the Class and Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D (a “Borrowing Notice”) not later than 10 a.m. (Pacific time) on the Borrowing Date of each Base Rate Advance, two (2) Business Days before the Borrowing Date for each Eurocurrency Advance in Dollars, specifying:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Class and Type of Advance selected, and
(iv)    in the case of each Eurocurrency Advance, the Interest Period applicable thereto.
Not later than 12:00 noon (Pacific time) on each Borrowing Date, each Revolving Lender shall make available its Revolving Loan or Revolving Loans and each Term Lender shall make available its Term Loan or Term Loans, as the case may be, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
2.9    Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Eurocurrency Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurocurrency Advance, conversion of a Eurocurrency Advance to a Base Rate Advance, or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Pacific time) at least two (2) Business Days prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date, which shall be a Business Day, of such conversion or continuation,
(ii)    the Class and Type of the Advance which is to be converted or continued, and
(iii)    the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than five (5) Interest Periods in effect hereunder.

2.10    Interest Rates. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period applicable to a Non-Extended Loan may end after the applicable Non-Extending Lender Facility Termination Date, and no Interest Period applicable to an Extended Loan may end after the applicable Facility Termination Date.
2.11    Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Sections 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, and (iii) the LC Fee shall be increased by 2.00% per annum, provided that, during the continuance of an Event of Default under Sections 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived (in the sole discretion of Administrative Agent and Required Lenders), the interest rate applicable to advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.
2.12    Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 10:00 a.m. (Pacific time) on the date when due and shall (except (i) in the case of Reimbursement Obligations for which the LC Issuers have not been fully indemnified by the Lenders, or (ii) as otherwise specifically required hereunder) be applied ratably by the Administrative

Agent among the Lenders. Unless otherwise specified by Borrower in writing in connection with a principal payment or as otherwise provided in Section 8.2, such principal payment shall be applied first to repay in full all outstanding Revolving Loans, with any excess applied to repay any outstanding Term Loans. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by the Borrower to the LC Issuers pursuant to Section 2.19(f).
2.13    Noteless Agreement; Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Class and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit F-1 (in the case of Revolving Loans) or Exhibit F-2 (in the case of Term Loans). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.
2.14    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Classes and

Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within ten (10) days after discovery by any party to this Agreement.
2.15    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable on each Monthly Payment Date, commencing with the first such Monthly Payment Date to occur after the date hereof and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months, if any, shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 10:00 a.m. (Pacific time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
2.16    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.17    Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.19    Facility LCs.
(a)    Issuance. Each LC Issuer hereby agrees, within the limits of its LC Issuer’s LC Limit and on the terms and conditions set forth in this Agreement, to issue standby Letters of Credit denominated in Dollars and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the applicable Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate maximum amount then available for drawing under Facility LCs issued by such LC Issuer shall not exceed its LC Issuer’s LC Limit, (ii) the aggregate Dollar Amount of the outstanding LC Obligations shall not exceed $75,000,000, (iii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment and (iv) the aggregate amount of all Borrowing Base Debt shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. No Facility LC shall have an expiry date later than the fifth Business Day prior to the applicable Facility Termination Date; provided, however, that the expiry date of a Facility LC may be up to one (1) year later than the fifth Business Day prior to the applicable Facility Termination Date if the Borrower has Cash Collateralized such Facility LC in accordance with Section 2.19(l).
(b)    Participations. Upon the issuance or Modification by an LC Issuer of a Facility LC in accordance with this Section 2.19, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.
(c)    Notice. Subject to Section 2.19(a), the Borrower shall give the Administrative Agent notice prior to 10:00 a.m. (Pacific time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the applicable LC Issuer, the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the applicable LC Issuer and each Revolving Lender of the contents thereof and of the amount of such Revolving Lender’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). No LC Issuer shall have any independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that no LC Issuer shall issue a Facility LC if, on or before the proposed date of issuance, such LC Issuer shall have received notice from the Administrative Agent or the Required Revolving Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
(d)    LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Revolving Loans in effect from time to time on the average daily undrawn face amount of such Facility LC for the period from the date of issuance to the scheduled expiration date of such Facility LC, such fee to be payable in arrears on each Quarterly Payment Date (the “LC Fee”). The Borrower shall also pay to each LC Issuer for its own account (x) a fronting fee in an amount equal to 0.125% per annum of the average daily undrawn face amount under such Facility LC issued by it, such fee to be payable in arrears on each Quarterly Payment Date and (y) on demand, all amendment, drawing and other fees regularly charged by such LC Issuer to its letter of credit customers and all out-of-pocket expenses incurred by such LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.
(e)    Administration; Reimbursement by Revolving Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each Revolving Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of each LC Issuer to the Borrower and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Revolving Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19(f) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Revolving Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 9:00 a.m. (Pacific time) on such date, from the next succeeding Business Day) to the date on which such Revolving Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.
(f)    Reimbursement by the Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date (provided that the Borrower has received notice from the Administrative Agent of such LC Payment Date not later than 11:00 a.m. Pacific time on the LC Payment Date, otherwise such payment shall be due on the Business Day immediately following the date on which the Borrower receives such notice) for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Revolving Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Revolving Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by an LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2.00% per annum plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Revolving Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Revolving Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19(e). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
(g)    Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuers and the Revolving Lenders that the LC Issuers and the Revolving Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuers shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any LC Issuer or any Revolving Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Revolving Lender under any liability to the Borrower. Nothing in this Section 2.19(g) is intended to limit the right of the Borrower to make a claim against an LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).
(h)    Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Facility LC.
(i)    Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Revolving Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such Revolving Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Revolving Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such LC Issuer may incur (i) by reason of or in connection with the failure of any other Revolving Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Revolving Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of an LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) an LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.
(j)    Revolving Lenders’ Indemnification. Each Revolving Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
(k)    Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Revolving Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Revolving Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding thirty (30) days. Nothing in this Section 2.19(k) shall either (i) obligate Borrower to deposit any funds in the Facility LC Collateral Account, (ii) obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or (iii) limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account, in each case other than as required by Section 2.2, Section 2.19(l), Section 2.22 or Section 8.1.
(l)    Cash Collateralization. If the expiration date of any Facility LC is (i) later than the applicable Facility Termination Date, (ii) in the case of a Facility LC issued by a Defaulting Lender, which Defaulting Lender is replaced pursuant to Section 2.20 or (iii) in the case of a Facility LC otherwise issued by an Affected Lender that is replaced pursuant to Section 2.20, later than the date of such replacement, the Borrower shall (x) in the case of clause (i) above, either, (A) Cash

Collateralize such Facility LC not less than thirty (30) days prior to the applicable Facility Termination Date or (B) if acceptable to the applicable LC Issuer in its sole discretion, provide collateral or other alternatives acceptable to such LC Issuer in its sole discretion (in the case of clause (B), “Non-Cash Collateralized Letters of Credit”) (provided that the obligations of the Revolving Lenders to make payments to the Administrative Agent for the account of an LC Issuer under Section 2.19(e) in respect of Non-Cash Collateralized Letters of Credit and the obligation of the Borrower to pay the LC Fees and other fees required under Section 2.19(d) hereof in respect of Non-Cash Collateralized Letters of Credit shall in each case terminate on the applicable Facility Termination Date and the Non-Cash Collateralized Letters of Credit shall cease to be Facility LCs hereunder) or (y) in the case of clause (ii) or (iii) above, Cash Collateralize such Facility LC no later than the date of replacement of such Defaulting Lender or Affected Lender pursuant to Section 2.20.  In addition, the Borrower shall Cash Collateralize Facility LCs when required by and in accordance with Section 2.2, Section 2.22 and Section 8.1.
(m)    Rights as a Revolving Lender. In its capacity as a Revolving Lender, each LC Issuer shall have the same rights and obligations as any other Revolving Lender.
(n)    Letters of Credit Must Relate to Related Business. Notwithstanding anything contained in this Agreement which may be construed to the contrary, each LC Issuer shall be obligated only to issue letters of credit in connection with the Related Business; and in no event shall any of the LC Issuers (or any other Revolving Lender hereunder) have any obligation to issue trade letters of credit or other letters of credit that are not related to the Related Business.
2.20    Replacement of Lender. If (a) the Borrower is required pursuant to Sections 3.1, 3.2 or 3.5 to make any additional payment to any Lender, or (b) if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurocurrency Advances shall be suspended pursuant to Section 3.3, or (c) if any Lender defaults in its obligation to make a Loan, or (in the case of a Revolving Lender) to reimburse the LC Issuers pursuant to Section 2.19(e), or (d) if any Lender declines to approve an amendment or waiver that is approved by the Required Lenders, or (e) if any Lender otherwise becomes a Defaulting Lender (any Lender so affected, an “Affected Lender”), the Borrower may elect, if the circumstances resulting in such Lender being an Affected Lender continue, to replace such Affected Lender as a Lender party to this Agreement, provided that no Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent and, if the Affected Lender is a Revolving Lender, which is either a Qualified Bank or reasonably satisfactory to each LC Issuer (a “Replacement Lender”), shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit C and to become a Lender (and a Term Lender and/or Revolving Lender, as applicable) for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments; and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Affected Lender under Section 3.4 on the day of such replacement had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
2.21    Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls. As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of the State of California, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
2.22    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer hereunder; third, to Cash Collateralize each LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account (including the Facility LC Collateral Account) and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until (A) first, the ratio of the Outstanding Revolving Credit Exposures of such Revolving Lenders to the Aggregate Outstanding Revolving Credit Exposure of all Revolving Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Revolving Loans or participations in Facility LCs, and (B) second, the ratio of the outstanding Term Loans of such Term Lenders to the Aggregate Outstanding Term Loans of all Term Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Term Loans; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Facility LC issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. If there is more than one LC Issuer, amounts in respect of the Fronting Exposure of each LC Issuer under this Section 2.22(a)(ii) shall be determined on a pro rata basis based on the respective Fronting Exposures of each such LC Issuer.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).
(C)    With respect to any Unused Fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Revolving Lender pursuant to clause (iv) below, (y) pay to each LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative

Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Revolving Credit Exposure of any Non-Defaulting Revolving Lender to exceed such Non-Defaulting Revolving Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the LC Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause (i) the Revolving Loans and funded and unfunded participations in Facility LCs to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.22(a)(iv)), and (ii) the Term Loans to be held pro rata by the Term Lenders in accordance with the Term Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Facility LCs. So long as any Revolving Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant(s) to the Administrative Agent, for the benefit of the LC Issuers, and agree(s) to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.
(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce an LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable LC Issuers that there exists excess Cash Collateral; provided that, subject to this Section 2.22 the Person providing Cash Collateral and the applicable LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
(e)    Borrower’s Rights. Without limitation of the foregoing, Borrower shall have such rights and remedies against a Defaulting Lender as are available at law or in equity.
2.23    Extension of Maturity.
(a)    Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Facility Termination Date with respect to the Revolving Facility and/or the Term Facility to the first anniversary of the then applicable Facility Termination Date. Such notice shall (i) set forth the principal amount of (A) the Aggregate Revolving Commitment that will be subject to the Extension (which shall be in minimum increments of $25,000,000.00 and a minimum amount of $250,000,000.00), if any and (B) the Aggregate Term Commitment that will be subject to the Extension (which shall be in minimum increments of $25,000,000.00 and a minimum amount of $100,000,000.00), if any, and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than thirty (30) days nor more than one hundred twenty (120) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). Each Revolving Lender and each Term Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension with respect to the Revolving Facility and the Term Facility, respectively, in each case on a pro rata basis and on the same terms and conditions as each other Lender for the applicable

Class of Loans pursuant to procedures established by, or reasonably acceptable to, Administrative Agent and Borrower. If the aggregate principal amount of Commitments for a Facility in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the principal amount of the Aggregate Term Commitment or Aggregate Revolving Commitment, as applicable, for such Facility subject to the Extension Offer as set forth in the Extension notice, then the Commitments of the Lenders for such Facility which have accepted such Extension Offer shall be extended ratably with respect to such Facility up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer with respect to such Facility.
(b)    The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article V hereof and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date, (iii) to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period, LC Issuer shall have consented to the requested Extension, and (iv) the terms of such Extended Commitments shall comply with paragraph (c) of this Section.
(c)    The terms of each Extension shall be determined by Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Commitment shall be no earlier than the applicable Non-Extending Lender Facility Termination Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments prior to the applicable Non-Extending Lender Facility Termination Date, (iii) the Extended Loans will rank pari passu in right of payment and with respect to security with the Non-Extended Loans and the borrower and guarantors of the Extended Commitments shall be the same as the Borrower and Guarantors with respect to the Non-Extended Loans, (iv) the interest rate margin and fees applicable to any Extended Commitment (and the Extended Loans thereunder) shall be determined by Borrower and the Extending Lenders, (v) borrowing and prepayment of Extended Loans, or reductions of Extended Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the Non-Extended Loans or Non-Extended Commitments within the same Facility (other than upon the maturity of the Non-Extended Loans and Non-Extended Commitments) and (vi) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).
(d)    In connection with any Extension, Borrower, Administrative Agent and each Extending Lender shall execute and deliver to Administrative Agent an Extension Amendment and such other documentation as Administrative Agent shall reasonably specify to evidence the Extension. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Notwithstanding anything to the contrary set forth in Section 8.3, any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as a new tranche of Revolving Loans and/or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the Extended Loans and the Non-Extended Loans and to provide for the reallocation of Extended Commitments upon the expiration or termination of Non-Extended Commitments), in each case on terms consistent with this section.
2.24    Increase Option. Subject to the prior written consent of the Administrative Agent (not to be unreasonably withheld), the Borrower may from time to time (but in no event more than 3 times in the aggregate) elect to increase the Aggregate Revolving Commitment and/or the Aggregate Term Commitment, in each case in integral multiples of $5,000,000 (but not less than $25,000,000) or such lower amount as the Borrower and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of such increases (when added to the existing Aggregate Total Commitment) does not exceed $1,000,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new Eligible Assignees (each such new Eligible Assignee, an “Augmenting Lender”), to increase their existing Commitments, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender and each Increasing Lender shall be subject to the approval of the Borrower and the Administrative Agent, in each case not to be unreasonably withheld, and, with respect to any increase in the Revolving Commitments, shall be either a Qualified Bank or approved by each LC Issuer, such approval not to be unreasonably withheld, and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit H hereto. In no event shall any Lender become an Increasing Lender or an Augmenting Lender without such Lender’s prior written consent (in its sole discretion). No consent of any Lender (other than the Administrative Agent and the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.24. Increases and new Commitments created pursuant to this Section 2.24 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) shall become effective under this paragraph unless, (1) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied (or waived by the Required Lenders) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and (2) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel and affirmations of Loan Documents and pro forma compliance with the financial covenants set forth in Section 6.19). On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders holding Commitments in the applicable Facility, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans and outstanding Term Loans, as applicable, of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans and outstanding Term Loans, as applicable, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans under each Facility as of the date of any increase in the Commitments under such Facility (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.24 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment under any Facility hereunder at any time.
2.25    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.25 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.25 shall survive the termination of this Agreement.
ARTICLE III
YIELD PROTECTION; TAXES
3.1    Yield Protection. If, after the date of this Agreement, there occurs any adoption of or change in any law, rule, regulation, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case under clause (y) pursuant to Basel III, and in each case under clauses (x) and (y), regardless of the date enacted (subject to Section 3.7 below), adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending

Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) which:
(a)    subjects any Lender or any applicable Lending Installation, any LC Issuer, or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or
(c)    imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or LC Issuer of making, funding or maintaining its Eurocurrency Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitments or of issuing or participating in Facility LCs or to reduce the amount received by such Person in connection with such Loans or Commitments, Facility LCs or participations therein, then, within fifteen (15) days after demand by such Person, the Borrower shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.
3.2    Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines that the amount of capital or liquidity required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer, or any corporation or holding company controlling such Lender or LC Issuer is increased as a result of (i) a Change in Law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days after demand by such Lender or LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or LC Issuer determines is attributable to this Agreement, its Total Outstanding Credit Exposure or its Commitments to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or LC Issuer’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.
3.3    Availability of Types of Advances; Successor Eurocurrency Rate.

(a)    If the Administrative Agent or the Required Lenders determine (i) that deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available to such Lenders in the relevant market or (ii) that the interest rate applicable to Eurocurrency Advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
(b)    Notwithstanding the foregoing, in the event the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.3(a)(ii) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in Section 3.3(a)(ii) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to the Eurocurrency Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 8.3, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment (and setting forth with specificity the particular provisions of the amendment to which such Lender objects). Until an alternate rate of interest shall be determined in accordance with this Section 3.3(b), all new Advances shall be Base Rate Advances. If the alternate rate of interest determined pursuant to this Section 3.3(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
3.4    Funding Indemnification. If (a) any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, (c) a Eurocurrency Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the Borrower fails to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or (e) any Eurocurrency Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for such Lender’s costs and expenses (including any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain a Eurocurrency Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits) incurred as a result of any such prepayment.

3.5    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Lender, LC Issuer or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Loan Parties shall indemnify each Lender, LC Issuer or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes or Other Tax (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Lender, LC Issuer or the Administrative Agent or required to be withheld or deducted from a payment to such Lender, LC Issuer or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    (%3) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding

Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    For purposes of determining withholding Taxes imposed under FATCA, the Borrower and Administrative Agent may treat (and the Lenders hereby authorize Administrative Agent to treat) the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(k)    For purposes of Section 3.5(d) and (f), the term “Lender” includes the LC Issuer.
3.6    Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be due within ten (10) days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4, 3.5 and 3.7 shall survive payment of the Obligations and termination of this Agreement.
3.7    Cutoff. Failure or delay on the part of the Administrative Agent or any Lender, Lending Installation, or LC Issuer to demand compensation pursuant to Section 3.1 or 3.2 shall not constitute a waiver of such Person’s right to demand such compensation; provided that Borrower shall not be required to compensate any such Person for any increased costs or reductions incurred more than nine months prior to the date that such Person notifies Borrower of the event giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.
ARTICLE IV
CONDITIONS PRECEDENT
4.1    Closing. Before this Agreement becomes effective and any party becomes obligated under it, the following conditions shall have been satisfied at the Borrower’s sole cost and expense in a manner acceptable to Administrative Agent in the exercise of Administrative Agent’s reasonable judgment:
(a)    The Administrative Agent shall have received executed counterparts of each of this Agreement and the Guaranty.
(b)    Each Term Lender requesting a Note shall have received an executed Note in the face amount of such Lender’s Term Commitment, executed by the Borrower.
(c)    Each Revolving Lender shall have received an executed Note executed by Borrower in the face amount of such Lender’s Revolving Commitment as in effect on the Effective Date.
(d)    The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date hereof (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) on and as of such earlier date.
(e)    The Administrative Agent shall have received a written opinion of counsel to the Borrower and each Guarantor, addressed to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.
(f)    The Administrative Agent shall have received a Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the charter document of such Loan Party, as attached thereto, since the date of the certification thereof by such governmental entity, (ii) that there have been no changes in the Operating Agreement or other organizational document of such Loan Party since the date previously delivered to Administrative Agent, or otherwise as attached thereto, as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of this Agreement (or, in the case of a Guarantor, the Guaranty attached hereto), (iv) the Good Standing Certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction, and (v) and the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party.
(g)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(h)    There shall not have occurred a Material Adverse Effect since December 31, 2018.
(i)    The Administrative Agent shall have received evidence of all governmental, equity holder and third party consents and approvals (if any) necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and the Guarantors, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.
(j)    No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.
(k)    The Administrative Agent shall have received audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2018.
(l)    Upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrower must have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date.
(m)    At least five days prior to the Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Borrower shall have delivered a Beneficial Ownership Certification in relation to Borrower.
4.2    Each Credit Extension. The Lenders shall not be required to make any Credit Extension (other than pursuant to a Conversion/Continuation Notice, which shall be subject only to clauses (a) and (c) below) unless on the applicable Borrowing Date:
(a)    There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.
(b)    The representations and warranties contained in Article V are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) on and as of such earlier date.
(c)    Following the making of the requested Credit Extension, the aggregate amount of all Borrowing Base Debt would not exceed the Borrowing Base (determined as of the most recent Inventory Valuation Date).
Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a), (b) and (c) have been satisfied.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
5.1    Existence and Standing. Each of the Borrower and Guarantors is a corporation or (in the case of Guarantors only) partnership or limited liability company duly and properly incorporated, organized or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except to the extent that a failure to maintain such existence, good standing or authority would not reasonably be expected to have and does not have a Material Adverse Effect). Except as expressly permitted herein, Borrower shall not change its name, identity, or organizational structure, unless Borrower shall have obtained the prior written consent of Administrative Agent to such change (such consent not to be unreasonably withheld, conditioned or delayed).
5.2    Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. Each Guarantor has the corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver the Guaranty delivered by it and to perform its obligations thereunder. The execution and delivery by each Guarantor of such Guaranty and the performance of its obligations thereunder have been duly authorized, and each Guaranty constitutes the legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
5.3    No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate in any material respect (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Guarantor or (ii) the Borrower’s or any Guarantor’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any Guarantor is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any Guarantor, is required to be obtained by the Borrower or any Guarantor in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower or any Guarantor of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4    Financial Statements. The December 31, 2018 audited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject to (in the case of such unaudited financial statements) final audit adjustments and the absence of footnotes.

5.5    Material Adverse Change. Since the date of the most recent audited financial statements of the Borrower delivered to the Administrative Agent, there has been no change in the business, Property, financial condition or results of operations of the Borrower and the Guarantors which could reasonably be expected to have a Material Adverse Effect.
5.6    Taxes. The Borrower and Guarantors have filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and Guarantors pursuant to such returns or pursuant to any material assessment received by the Borrower or any Guarantor, except for such Taxes or assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes that have had or would reasonably be expected to have a Material Adverse Effect.
5.7    Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Senior Officer, threatened in writing against or affecting the Borrower or any Guarantor which would reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.
5.8    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and validly issued and are fully paid and non-assessable. The Guarantors are all of the Significant Homebuilding Subsidiaries, subject to any grace periods provided therefor in Section 6.20.
5.9    ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
5.10    Accuracy of Information.
(a)    No written information, exhibit or report furnished by the Borrower or any of its Guarantors (taken as a whole) to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (taken as a whole) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements (taken as a whole) contained therein not misleading at the time the statements are furnished or dated; provided, that (i) with respect to information relating to the Borrower’s industry generally and trade data which relates to a Person that is not the Borrower or a Subsidiary thereof, the Borrower represents and warrants only that such information is believed by it in good faith to be accurate in all material respects, (ii) with respect to financial statements, other than projected financial information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of the applicable Person as of the dates indicated and (iii) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.
5.11    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
5.12    Material Agreements. Neither the Borrower nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, which default (in the case of clauses (i) and (ii)) would reasonably be expected to have a Material Adverse Effect.
5.13    Compliance With Laws. The Borrower and the Guarantors are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, the violation of which would reasonably be expected to have a Material Adverse Effect.
5.14    Ownership of Properties. On the date of this Agreement, the Borrower and the Guarantors will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries (except to the extent that (i) they may have been disposed of in a manner permitted by Section 6.13(a) or (ii) the failure to have such title has not had and would not reasonably be expected to have a Material Adverse Effect).
5.15    Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.16    Environmental Matters. Based on commercially reasonable due diligence, the Borrower has concluded its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and that none of the Borrower or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect.
5.17    Investment Company Act. Neither the Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18    Insurance. The Borrower maintains, and has caused each Guarantor to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice.
5.19    Subordinated Indebtedness. As of the date of this Agreement, neither the Borrower nor any Guarantor has any Subordinated Indebtedness except as set forth on Schedule 5.19.
5.20    Solvency.
(a)    Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Credit Extension, if any, made on the Effective Date and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become due and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.
(b)    The Borrower does not intend to, or to permit any Guarantors to, and does not believe that it or any Guarantors will, incur debts beyond its or any such Guarantor’s ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Guarantor and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Guarantor.
5.21    No Default. No Default or Event of Default has occurred and is continuing.

5.22    Anti-Corruption Laws; Sanctions. The Borrower, each Guarantor and their respective Subsidiaries and their respective officers and directors and to the knowledge of Borrower and each such Guarantor, their respective employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower and each Guarantor have implemented and maintain in effect for themselves and their respective Subsidiaries policies and procedures to ensure compliance by the Borrower, each Guarantor, their respective Subsidiaries, and their respective officers, employees and directors with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Guarantor, any of their respective Subsidiaries or, to the knowledge of the Borrower or any Guarantor, any directors, officer, employee, agent, or affiliate of the Borrower or any Guarantor or any of their respective Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea and Syria). No Loan or Facility LC, use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent:
(a)    Within 120 days after the close of each of its fiscal years, an unqualified (except for qualifications (i) relating to changes in accounting principles or practices reflecting changes in GAAP or (ii) reasonably approved by the Administrative Agent) audit report, with no going concern modifier (other than a “going concern” or like qualification for any period within the twelve-month period prior to the end of the term of this Agreement arising solely from the impending maturity of the Loans), certified by one of the “Big Four” accounting firms or other nationally recognized independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and stockholders’ equity statement, and a statement of cash flows and income from operations.
(b)    Within 60 days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and stockholders’ equity statement and a statement of cash flows and income from operations for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or other Authorized

Officer has having been prepared in accordance with GAAP, except for year-end adjustments and the absence of footnotes.
(c)    Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or other Authorized Officer showing the calculations necessary to determine compliance with Sections 6.19(a) through (e) and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
(d)    By the forty-fifth (45th) day of each fiscal quarter of each fiscal year, a Borrowing Base Certificate of an Authorized Officer of the Borrower, with respect to the Inventory Valuation Date occurring on the last day of the immediately preceding fiscal quarter.
(e)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(f)    Promptly upon the filing thereof, copies of all registration statements (except Form S-8) and annual, quarterly, or other periodic reports, with the exception of exhibits (unless otherwise requested by the Administrative Agent), which the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.
(g)    Intentionally Omitted.
(h)    Within 60 days after the commencement of each fiscal year, the plan and forecast for the next fiscal year and a projected consolidated balance sheet, income statement and statement of cash flows of the Borrower for the next fiscal year.
(i)    Promptly upon receipt thereof, any management letter prepared in connection with the audited financial statements delivered pursuant to Section 6.1(a) hereof.
(j)    Such other information (including additional financial information, non-financial information and environmental reports) as the Administrative Agent may from time to time reasonably request.
Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) or any document required to be delivered pursuant to Section 6.1(e) or Section 6.1(f) shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent. If any information which is required to be furnished to the Administrative Agent under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Administrative Agent at such earlier date.
6.2    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) (a) in violation of Regulation T, U or X or (b) outside the ordinary course of business (unless, in the case of (b), in connection with a Permitted Acquisition). The Borrower will not request any Advance or Facility LC, and will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents do not use, the proceeds of any Advance or Facility LC in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower will not, directly or knowingly indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise).
6.3    Notice of Material Events. The Borrower will give notice in writing to the Administrative Agent, promptly and in any event within ten (10) days after a Senior Officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:
(a)    any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Guarantor that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions;
(c)    with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;
(d)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and
(e)    any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.4    Conduct of Business. Except as otherwise permitted under this Agreement, the Borrower shall at all times engage principally in the Related Businesses, and will cause each Guarantor to carry on and conduct its business as a Homebuilding Subsidiary in the same general manner as presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation, limited liability company or limited partnership (as applicable) in their respective jurisdictions of incorporation or formation and maintain all requisite authority to conduct business in each jurisdiction in which business is conducted, except where the failure to maintain such authority would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing contained herein shall prohibit the dissolution of any Guarantor as long as the Borrower or another Guarantor succeeds to the assets, liabilities and business of the dissolved Guarantor.
6.5    Taxes. The Borrower will, and will cause each Guarantor to, timely file complete and correct United States federal and applicable foreign, state and material local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP, and those which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.6    Insurance. The Borrower will, and will cause each Guarantor to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice (as determined in good faith by the Borrower), and the Borrower will furnish to Administrative Agent upon request full information as to the insurance carried.
6.7    Compliance with Laws and Material Contractual Obligations.
(a)    The Borrower will, and will cause each Guarantor to, perform its obligations under material agreements to which it is a party, except where the failure to comply therewith or perform such obligations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)    The Borrower will, and will cause each Guarantor to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to comply therewith or perform such obligations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)    The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Anti-Corruption Laws and applicable Sanctions. Borrower and each Guarantor will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, each Guarantor, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Borrower and Guarantor will, and will cause their respective Subsidiaries and Affiliates to, provide such information and take such actions as are reasonably requested by Administrative Agent or any Lender in order to assist Administrative Agent and the Lenders in maintaining compliance with anti-money laundering Laws.
(d)    Borrower will not use or knowingly allow any tenants or subtenants to use, or permit any Subsidiary to use or knowingly allow any tenants or subtenants to use, any property of Borrower, any Guarantor or any of their respective Subsidiaries for any business activity that violates any federal or state law or that supports a business that violates any federal or state law.
6.8    Maintenance of Properties. The Borrower and each Guarantor will do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, except to the extent that the failure to do so would not reasonably be expected to have and does not have a Material Adverse Effect.
6.9    Books and Records; Inspection. The Borrower will, and will cause each of the Guarantors to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Guarantor to, permit the Administrative Agent and the Lenders, by their respective representatives and agents to inspect any of the Property, books and financial records of the Borrower and each Guarantor, to examine and make copies of the books of accounts and other financial records of the Borrower and each Guarantor, and to discuss the affairs, finances and accounts of the Borrower and each Guarantor with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. At any time that a Default exists, such inspections and examinations shall be at Borrower’s expense.
6.10    Payment of Obligations. The Borrower will, and will cause each Guarantor to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
6.11    Restrictions on Aggregate Secured Indebtedness. At no time shall the aggregate amount of outstanding Indebtedness and other obligations of all Loan Parties secured by Liens on real property (excluding Permitted Liens) exceed 20.0% of Consolidated Tangible Net Worth on a pro forma basis as of the date of any such incurrence.
6.12    Merger. Neither the Borrower nor any Guarantor will merge or consolidate with or into any other Person, unless:
(i)    (A) any Guarantor is merging with any other Guarantor; (B) any Guarantor is merging with the Borrower, and the Borrower is the continuing corporation;

(C) any Guarantor is merging with a Person that is not a Subsidiary of the Borrower and (x) if the Guarantor is not the continuing corporation, such transaction is in compliance with the provisions of Section 6.13(b) or the successor Person becomes a Guarantor hereunder, or (y) if the Guarantor is the continuing corporation, such transaction is a Permitted Acquisition; or (D) a Non-Guarantor Subsidiary is merging with the Borrower or any Guarantor, and the Borrower or a Guarantor, as applicable, is the continuing corporation; and
(ii)    no Event of Default shall exist or shall occur after giving effect to such transaction; and
(iii)    after giving effect to such transaction, the Borrower shall be in actual and pro forma compliance with the financial covenants set forth in Section 6.19; and
(iv)    the transaction is not otherwise prohibited under this Agreement.
6.13    Sale of Assets.
(a)    Neither the Borrower nor any Guarantor will lease, sell or otherwise dispose of its Property, in a single transaction or a series of transactions, to any other Person (other than the Borrower or another Guarantor) except for (i) sales or leases in the ordinary course of business, (ii) the events described in subsections (i), (ii), (iii), (iv), (vi) and (vii) of the definition of Permitted Dispositions, and (iii) leases, sales or other dispositions (including the events described in subsections (v) and (viii) of the definition of Permitted Dispositions) of its Property that, together with all other Property of the Borrower and Guarantors previously leased, sold or disposed of (other than as specified in subsections (i) and (ii) immediately above) as permitted by this Section 6.13 during the fiscal quarter in which any such lease, sale or other disposition occurs, do not constitute a Material Portion of the Property of the Borrower and Guarantors (taken as a whole) so long as, immediately after giving effect thereto and the application of the proceeds therefrom, (1) no Event of Default shall have occurred and be continuing or would result therefrom and (2) if the aggregate value of the dispositions in a quarter exceeds $100,000,000, the Borrower shall deliver, prior to or concurrently with the consummation of any disposition during such quarter as a result of which or after such $100,000,000 threshold is exceeded, a certification that it is in pro forma and actual compliance with Section 6.19 hereof, and (iv) transfers of assets by a Guarantor to another Guarantor (including any Subsidiary that becomes a Guarantor by executing and delivering a Guaranty to Administrative Agent at the time at which such assets are transferred to such Subsidiary).
(b)    Without Administrative Agent’s prior written consent, the Borrower shall not sell or transfer or cause to be sold or transferred (other than to the Borrower or another Guarantor, including any Subsidiary that becomes a Guarantor by executing and delivering a Guaranty to Administrative Agent at the time at which such assets are transferred to such Subsidiary), in a single transaction or a series of transactions (i) all or substantially all of the assets of any Guarantor or (ii) such securities or other ownership interests in a Guarantor as would result in such Guarantor ceasing to be a Subsidiary of the Borrower (whether by merger, consolidation, sale, assignment or otherwise) unless (A) any such transaction is (and, if it were the sale of all of the assets of such Guarantor, such transaction would be) in compliance with the provisions of Section 6.13(a), (B) following such transaction and the release of such Guarantor provided for below, the Borrower would be in compliance with its obligations under this Agreement, and (C) such sale or transfer, taken together with all other prior sales or transfers, does not constitute a Material Portion of the Property.  Upon not less than 30 days’ prior written request from the Borrower, accompanied by a certificate of the Borrower certifying as to the foregoing, Administrative Agent shall deliver, at the time of the consummation of such transaction, a release of such Guarantor from its obligations under the Guaranty, and such entity shall cease to be a Guarantor hereunder.
(c)    For purposes of this Section 6.13, “Material Portion” means, with respect to the Property of the Borrower and Guarantors (taken as a whole), Property which represents more than 20% of the Book Value of all assets of the Borrower and Guarantors (taken as a whole).  If a Material Portion of the Property of the Borrower and Guarantors (taken as a whole) is leased, sold or disposed of in violation of this Section 6.13, the Borrower shall within three (3) Business Days after the date of such lease, sale or disposition pay to Administrative Agent for the benefit of Lenders at the time of such lease, sale or disposal, all amounts (if any) owed by the Borrower pursuant to Section 2.2, taking into account the effect of such lease, sale or disposal.
Notwithstanding anything else that could be construed to the contrary in this Section 6.13, the provisions of this Section 6.13 do not govern the circumstances under which Liens may be granted, created or otherwise permitted to exist (which shall be governed by Section 6.15) nor shall this Section 6.13 govern the circumstances under which Investments or Restricted Payments may be made (which shall be governed by Section 6.14 and 6.18, respectively).
6.14    Investments and Acquisitions. Neither the Borrower nor any Guarantor will make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
(i)    Investments in Cash Equivalents and/or Marketable Securities.
(ii)    Loans or advances made to officers, directors or employees of the Borrower or any Guarantor or any Subsidiary not to exceed $3,000,000 in aggregate outstanding at any one time.
(iii)    Carryback loans and PAPAs (as defined in the definition of Permitted Liens) made in the ordinary course of business in conjunction with the sale of Property of the Borrower or such Guarantor.
(iv)    Investments in interests in issuances of collateralized mortgage obligations, mortgages, mortgage loan servicing or other mortgage related assets.
(v)    Investments in contract rights granted by, entitlements granted by, interests in securities issued by, or tangible assets of, political subdivisions or enterprises thereof related to the home building or real estate operations of the Borrower or any Guarantor or any Subsidiary, including without limitation Investments in special districts.

(vi)    Investments (A) in existing Subsidiaries (subject, in the case of Non-Guarantor Subsidiaries, to the provisions of Section 6.14(vii)) and other Investments in existence on the date hereof, (B) in the Borrower, and (C) relating to a Related Business in (1) any Guarantor and (2) any Person that becomes a Guarantor as a result of such Investment or that is consolidated or merged with or into, or transfers all or substantially all of the assets of it or an operating unit or line of business to, the Borrower or another Guarantor.
(vii)    Investments in (including Acquisitions of) (A) Non-Guarantor Subsidiaries or (B) other Persons, so long as, immediately after giving effect to such Investment, (a) on the date of, and taking into account, the consummation of such Investment or Acquisition, there shall exist no Event of Default under this Agreement and the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.19, and (b) with respect to any such Investment or Acquisition in excess of $20,000,000, the Borrower shall deliver to Administrative Agent a certificate, signed by an Authorized Officer, certifying to the best knowledge of the Borrower, that, on the date of, and taking into account, the consummation of such Investment or Acquisition, and based on the reasonable assumptions set forth in such Certificate, no Event of Default has occurred and is continuing, and the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.19.
(viii)    Intentionally omitted.
(ix)    The creation of new Subsidiaries engaged primarily in a Related Business (or the purpose of which is principally to preserve the use of a name in which such business is conducted), subject to the limitations contained in Section 6.14(vii).
(x)    Stock, obligations or securities received in satisfaction of debts owing to the Borrower or any Guarantor in the ordinary course of business.
(xi)    Pledges or deposits in cash by the Borrower or a Guarantor to support, and guaranty and indemnification obligations arising in connection with, surety bonds, performance bonds or guarantees of completion in the ordinary course of business.
(xii)    Loans representing intercompany Indebtedness between the Borrower, any Guarantor and/or any Subsidiary, subject to the limitations contained in Section 6.14(vii).
(xiii)    Investments pursuant to the Borrower’s or a Guarantor’s employment compensation plans or agreements.
(xiv)    Payments on account of the purchase, redemption or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any shares of capital stock or other securities of the Borrower, but only to the extent the same is permitted under the Indenture.

(xv)    Investments received in connection with any bankruptcy or reorganization proceeding, or as a result of foreclosure, perfection or enforcement of any Lien or any judgment or settlement of any Person in exchange for or satisfaction of Indebtedness or other obligations or other Property received from such Person, or for other liabilities or obligations of such Person created, in accordance with the terms of this Agreement.
(xvi)    Prepaid expenses, negotiable instruments held for collection and insurance deposits, lease deposits, utility deposits, workers’ compensation deposits, performance deposits and other similar deposits, in each case made in the ordinary course of business.
(xvii)    Obligations with respect to homeowners association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business of a homebuilder.
(xviii)    Guarantee or indemnification obligations (other than for the payment of borrowed money) entered into in the ordinary course of business and incurred for the benefit of any adjoining landowner, seller of real property or municipal government authority (or enterprises thereof) in connection with the acquisition, entitlement and development of real property.
(xix)    Investments arising under Rate Management Transactions under which Borrower or Guarantor are a counterparty.
(xx)    Investments, in addition to those enumerated above in this Section 6.14, in an aggregate amount outstanding at any time not to exceed $10,000,000.
6.15    Liens. Neither the Borrower nor any Guarantor will create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Guarantor, except:
(i)    Permitted Liens.
(ii)    Liens for taxes, assessments or governmental charges or levies which solely encumber property abandoned or in the process of being abandoned and with respect to which there is no recourse to the Borrower or any Guarantor or any Subsidiary.
(iii)    Purchase-money Liens on any Property hereafter acquired or the assumption of any Lien on Property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention or a Capitalized Lease; provided that:
(A)    The Lien on any such Property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;

(B)    Each Lien shall attach only to the Property so acquired, any accessions or improvements thereto, and any other Property acquired from a common seller.
(iv)    Liens existing on the date hereof (and not otherwise permitted under this Section 6.15) and described in Schedule 6.15 hereto and Liens securing Refinancing Indebtedness with respect thereto, but only to the extent such Liens encumber the same collateral in whole or in part as the previous Liens securing the Indebtedness being refunded, refinanced or extended.
(v)    Liens for borrowed money incurred to secure Indebtedness permitted under Section 6.11 to the extent such Liens are not otherwise restricted by the other provisions of this Section 6.15.
(vi)    Judgments and similar Liens arising in connection with court proceedings; provided the execution or enforcement thereof is stayed and the claim is being contested in good faith, with adequate reserves therefor being maintained by the Borrower or such Guarantor in accordance with GAAP.
(vii)    Liens securing Non-Recourse Indebtedness of the Borrower or any Guarantor.
(viii)    Liens existing with respect to Indebtedness of a Person acquired in an Acquisition permitted by this Agreement.
(ix)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(x)    Liens incurred or deposits made to secure the performance of (or in lieu of) tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services and other obligations of like nature in each case incurred in the ordinary course of business.
(xi)    Leases or subleases granted to others not materially interfering with the ordinary course of business of the Borrower or any Guarantor.
(xii)    Any interest in or title of a lessor to property subject to any Capitalized Lease Obligations.
(xiii)    Liens on cash pledged to secure deductibles, retentions and other obligations to insurance providers in the ordinary course of business.
(xiv)    Any option, contract, right of first refusal or other agreement to sell or purchase an asset or participate in the income or revenue derived therefrom, together with any Liens granted to secure the obligations incurred in respect of any of the foregoing.

(xv)    Any legal right of, or right granted in good faith to, a lender or lenders to which the Borrower or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts, or monies of the Borrower or a Guarantor with or held by such lender or lenders.
(xvi)    Any pledge or deposit of cash or property by the Borrower or any Guarantor in conjunction with obtaining surety, performance, completion or payment bonds and Letters of Credit or other similar instruments or providing earnest money obligations, escrows or similar undertakings or indemnifications required to engage in constructing on-site and off-site improvements, or in connection with the entitlement of real Property, or with respect to agreements for the funding of infrastructure, or as otherwise required by political subdivisions or other governmental authorities in the ordinary course of business.
(xvii)    Liens incurred in the ordinary course of business as security for the Borrower’s or any Guarantor’s obligations with respect to indemnification in favor of title insurance providers.
(xviii)    Letters of Credit, bonds or other assets pledged to secure insurance in the ordinary course of business.
(xix)    Liens on assets securing warehouse lines of credit and repurchase agreements and other credit facilities to finance the operations of the Borrower’s mortgage lending Subsidiaries, insurance subsidiaries and/or financial asset management Subsidiaries and Liens related to issuances of CMOs and mortgage-related securities, so long as such assets are owned by such mortgage lending Subsidiaries and financial asset Subsidiaries.
(xx)    Liens incurred in the ordinary course of business to secure (i) profit and price participation arrangements and (ii) fees, taxes and carry costs on, in respect of or owing to governmental issuers (including enterprises thereof) of community facility district, mello-roos, metro-district or similar bonding obligations.
(xxi)    Licenses of intellectual property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries.
(xxii)    Liens, encumbrances or other restrictions contained in any joint venture agreement entered into by the Borrower or a Guarantor with respect to the equity interests issued by the relevant joint venture or the assets of such joint venture.
(xxiii)    Customary Liens in favor of a trustee on cash, Cash Equivalents and Marketable Securities supporting the repayment of the Senior Notes and/or other Public Indebtedness in any case arising in connection with the defeasance, discharge or redemption of such Indebtedness.
(xxiv)    Customary Liens in favor of a trustee on all money or personal property held or collected by the trustee pursuant to the indentures governing the Senior

Notes and any indenture governing any other Public Indebtedness, to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee.
(xxv)    Assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease.
(xxvi)    Liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Guarantor is a party as lessee.
(xxvii)    Liens on real property that (A) is not related to Housing Units and does not constitute Land Under Development, Finished Lots or Entitled Land, and (B) is owned by the Borrower or a Guarantor, which Liens secure Indebtedness of the Borrower or such Guarantor, provided (x) each such Lien attaches only to such real property and (y) the obligation secured by such Lien is limited to such Indebtedness.
(xxviii)     Liens arising by operation of law in favor of issuers of letters of credit in the documents presented under a letter of credit.
(xxix)    Rights of tenants under leases or subleases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property.
Notwithstanding anything herein to the contrary, neither the Borrower nor any Guarantor will, create, incur, or suffer to exist any Lien in, of or on the capital stock of Borrower or any Guarantor.
6.16    Affiliates. Neither the Borrower nor any Guarantor will enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than a Subsidiary) except (i) in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor than the Borrower or such Guarantor could reasonably be obtained in a comparable arms-length transaction, (ii) Investments permitted under Section 6.14, (iii) Restricted Payment permitted under Section 6.18, (iv) pursuant to employment compensation plans and agreements, and (v) with officers, directors and employees of the Borrower or any Subsidiary so long as the same are duly authorized pursuant to the articles of incorporation or bylaws (or procedures conducted in accordance therewith) of such Guarantor or the Borrower.
6.17    Modification of Certain Indebtedness. Neither the Borrower nor any Guarantor will make any amendment or modification to the subordination provisions of any indenture, note or other agreement evidencing or governing (i) as to the Borrower, any Subordinated Indebtedness, and (ii) as to any Guarantor, Indebtedness that has been subordinated to Guarantor’s obligations under the Guaranty.
6.18    Restricted Payment; Repurchase of Stock. The Borrower will not, directly or indirectly, declare, make or pay, or incur any liability to make or pay, or cause or permit to be declared, made or paid, any Restricted Payment, or purchase, or incur any obligation to purchase, any capital stock of the Borrower if, prior to or after giving effect to the declaration and payment of any Restricted Payment or purchase of such stock, there shall exist any Event of Default under this Agreement or any actual or pro forma violation of the financial covenants set forth in Section 6.19.
6.19    Financial Covenants and Tests.
(a)    Consolidated Tangible Net Worth Test. The Borrower shall not permit Consolidated Tangible Net Worth (monitored and tested quarterly as of the last day of each fiscal quarter) to be less than (i) $1,350,000,000.00, plus (ii) 50% of the cumulative Consolidated Net Income for each fiscal quarter commencing after December 31, 2018 (excluding any quarter in which there is a loss but applying Consolidated Net Income thereafter first to such loss before determining 50% of such amount for purposes of this calculation), plus (iii) 50% of the aggregate proceeds received by the Borrower (net of reasonable fees and expenses) in connection with any public offering of stock or equity (for the avoidance of doubt, an offering of convertible notes shall not be deemed to be an offering of equity) in each fiscal quarter after March 31, 2019 (the “Consolidated Tangible Net Worth Test”).
(b)    Leverage Test. The Borrower shall not permit the Leverage Ratio (monitored and tested quarterly as of the last day of each fiscal quarter) to exceed 55% (the “Leverage Test”).
(c)    Interest Coverage Test. The Borrower shall not permit the Interest Coverage Ratio (monitored and tested quarterly as of the last day of each fiscal quarter) to be less than 1.50 to 1.0 (the “Interest Coverage Test”); however, if the Interest Coverage Test was not satisfied on the last day of any fiscal quarter, Borrower shall not be in default hereunder so long as Borrower shall maintain at all times during the period the Interest Coverage Test remains unsatisfied Unrestricted Cash of Borrower in an amount equal to not less than the Liquidity Cure Amount.
(d)    Spec Unit Inventory Test. The Borrower shall not permit the aggregate number of Spec Units owned by the Borrower or any Guarantor (monitored and tested quarterly as of the last day of each fiscal quarter) to exceed the greater of (i) 50% of the number of Housing Unit Closings during the preceding twelve (12) months or (ii) 100% of the number of Housing Unit Closings during the preceding six (6) months (the “Spec Unit Inventory Test”). A failure to comply with the Spec Unit Inventory Test shall not be an Event of Default or a Default, but there shall be excluded from the Borrowing Base, as of the last day of the quarter in which such non-compliance occurs, any excess Spec Units.
(e)    Minimum Tangible Net Worth Requirement. Borrower covenants and agrees that at least ninety-seven percent (97.0%) of Consolidated Tangible Net Worth (monitored and tested quarterly as of the last day of each fiscal quarter) shall be attributable solely to the Borrower and Guarantors; provided, however, that Borrower shall not be in breach of this Section 6.19(e) if, within 30 days after the date of delivery of the financial statements reflecting Borrower’s non-compliance with the foregoing, Borrower causes one or more Subsidiaries to become Guarantors (and to take the applicable actions set forth in Section 6.20(a) in furtherance thereof) as and to the extent required to cause compliance with this Section 6.19(e).

6.20    Guaranty.
(a)    Guaranty by Significant Homebuilding Subsidiaries. As promptly as possible but in any event within sixty (60) days (or within such later date that is within thirty (30) days after the expiration of such sixty (60) day period as may be agreed by the Administrative Agent in its sole discretion, or such later date after the expiration of such additional thirty (30) day period as may be agreed by the Administrative Agent and Required Lenders in their sole discretion) after a Significant Homebuilding Subsidiary is organized or acquired, or any Person becomes a Significant Homebuilding Subsidiary pursuant to the definition thereof, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Significant Homebuilding Subsidiary and shall cause each such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty in the form contemplated thereby pursuant to which such Significant Homebuilding Subsidiary agrees to be bound by the terms and provisions thereof, each such Guaranty joinder to be accompanied by an updated Schedule 5.8 hereto designating such Significant Homebuilding Subsidiary as such, appropriate corporate or limited liability company resolutions, other corporate or limited liability company documentation and (if so requested by the Administrative Agent) legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and such other documentation as the Administrative Agent may reasonably request.
(b)    Release of Guarantor. The Administrative Agent is authorized to and shall release and discharge from the Guaranty any Guarantor requested in writing by the Borrower, provided that:
(i)    no Default or Event of Default exists or would result from release of such Guarantor;
(ii)    the Guarantor being released has a Net Worth of less than $3,000,000, or is being sold or otherwise disposed of in a transaction permitted by this Agreement to a Person other than Borrower or one of the other Loan Parties;
(iii)    the Guarantor is released from its guarantee(s) under all other Indebtedness ranking pari passu with the Obligations (other than by reason of payment under such guarantees);
(iv)    no Property owned by such Guarantor remains in, or is counted in the calculation of, the Borrowing Base; and
(v)    Borrower is in pro forma compliance with Section 6.19(e).
provided further that, in each such case, the Borrower has delivered to the Administrative Agent a certificate of an Authorized Officer, each stating that all conditions precedent provided for in this Section have been complied with and that such release is authorized and permitted under the Agreement.

6.21    Negative Pledge. Neither the Borrower nor any Guarantor will directly or indirectly enter into any agreement (other than this Agreement) with any Person that prohibits or restricts or limits the ability of the Borrower or Guarantors to create, incur, pledge or suffer to exist any Lien in favor of Lenders granted pursuant to the terms of this Agreement upon any real property assets of the Borrower or any Guarantor; provided, however, that those agreements creating Liens permitted under clause (vi) of the definition of “Permitted Liens” (solely to the extent any Lien restrictions thereunder relate solely to limiting the aggregate amount of secured debt on a per lot basis in a market and customary manner, provided that if the Book Value of all Qualified Real Property Inventory covered by any such agreement exceeds the aggregate amount of secured debt permitted under such agreement on all such property, then for purposes of calculating the Borrowing Base, the Book Value shall be deemed to be reduced to such aggregate permitted secured debt amount) Sections 6.15(iii), (iv), (vii), (viii), (xix) and (xxii), agreements governing any Rate Management Transactions, and agreements respecting secured obligations for borrowed money may prohibit, restrict or limit other Liens on those assets encumbered by the Liens created by such agreements, and provided further that the foregoing shall not apply to restrictions and conditions (a) imposed by the Loan Documents, (b) imposed by the Indenture, or by the agreements governing any other unsecured obligations for borrowed money permitted under this Agreement, so long as such restrictions (including Lien restrictions) set forth therein are not materially more restrictive than the comparable provisions of this Agreement and the maturity date of such unsecured obligations is on or after the latest Facility Termination Date, (c) contained in agreements relating to any disposition permitted hereby pending such disposition, provided such restrictions and conditions apply only to the assets subject to such disposition, (d) contained in leases or other agreements that are customary and restrict the assignment (or subletting) thereof and relate only to the assets subject thereto, (e) set forth in any Refinancing Indebtedness (so long as such restrictions set forth therein are not materially more restrictive than the comparable provisions of the Indebtedness being refinanced), or (f) that are customary net worth provisions contained in real property leases.
6.22    Operating Accounts. Borrower shall at all times maintain all of its principal cash concentration accounts with U.S. Bank.
6.23    Patriot Act Compliance. From time to time, with reasonable promptness, Borrower must, and must cause each Guarantor to, deliver (a) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; and (b) notify the Administrative Agent of any change in its status as exempt from the reporting requirements of the Beneficial Ownership Regulation and, upon request of the Administrative Agent or any Lender, deliver to the Administrative Agent or directly to the applicable Lender a completed Beneficial Ownership Certification in form and substance reasonably satisfactory to Administrative Agent.
ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):
7.1    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Guarantors to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date made or confirmed and, with respect to any matter which is reasonably capable of being cured, Borrower or such Guarantor, as applicable, shall have failed to cure the occurrence causing the representation or warranty to be materially false within thirty (30) days after notice thereof by Administrative Agent to Borrower.
7.2    Nonpayment of (i) principal of any Loan when due, or (ii) any Reimbursement Obligation, interest upon any Loan, any Unused Fee or LC Fee within five (5) days of when due, or (iii) any other obligation under any of the Loan Documents within five (5) days after written notice (which may include the invoice therefor) from Administrative Agent that the same is due.
7.3    The breach of any of the covenants set forth in (a) Section 6.19 (other than as provided in Section 6.19(d)), (b) Section 6.2 or (c) Section 6.7(c).
7.4    The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier of (i) any Senior Officer becoming aware of any such breach and (ii) the Administrative Agent notifying the Borrower of any such breach.
7.5    Failure of the Borrower or any Guarantor to pay when due any payment of principal or interest or any other material amount in respect of any Material Indebtedness within fifteen (15) days (or such greater applicable grace period as is provided in the applicable Material Indebtedness Agreement) of the date when due; or the default by the Borrower or any Guarantor in the performance (beyond the greater of thirty (30) days or the applicable grace period with respect thereto, if any, provided in such Material Indebtedness) of any material term, provision or condition contained in any Material Indebtedness Agreement if the effect of which default is to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause ten percent (10%) or more of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or ten percent (10%) or more of the Material Indebtedness of the Borrower or any Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any Guarantor shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.
7.6    The Borrower or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its

Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
7.7    Without the application, approval or consent of the Borrower or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor or any Substantial Portion of their Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and the Guarantors which, when taken together with all other Property of the Borrower and the Guarantors so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9    The Borrower or any Guarantor shall fail within thirty (30) days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (net of amounts fully covered by insurance), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment.
7.10    (a) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $5,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
7.11    Any Change in Control shall occur.
7.12    The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
7.13    Any Loan Document shall fail to remain in full force or effect or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of any Guaranty,

or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
7.14    No Defaults. The occurrence of any of the following events shall specifically not be an Event of Default or a Default under this Agreement:
(a)    The breach of the Spec Unit Inventory Test (except that the same shall result in the exclusion of certain assets from the Borrowing Base to the extent provided for in Section 6.19(d)).
(b)    So long as the aggregate Book Value of the assets affected by the events hereinafter described does not exceed $30,000,000, if any Guarantor shall apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or for a Significant Amount of its Property, or if a receiver, custodian, trustee, examiner, liquidator or similar official shall be appointed for any Guarantor without its application, approval or consent for it or for a Significant Amount of its Property; provided, however, that upon the occurrence and during the continuation of the foregoing, all Property of such Guarantor shall be automatically excluded from the Borrowing Base; and provided further, that upon any such appointment for any Property of any Guarantor that is not a Significant Amount of its Property (which appointment shall not be an Event of Default or a Default under this Agreement), such Property shall be automatically excluded from the Borrowing Base. “Significant Amount” means, with respect to the Property of such Guarantor and its Subsidiaries, taken as a whole, Property that (i) has a value in excess of $3,000,000 or (ii) represents more than 10% of the Book Value of the assets of such Guarantor as would be shown on the financial statements of such Guarantor as of the beginning of the fiscal quarter in which such determination is made, all as determined in accordance with Agreement Accounting Principles.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1    Acceleration; Remedies. If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(a)    If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(b)    The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds first, to the payment of the Obligations under this Agreement and the other Loan Documents arising in connection with the Revolving Facility and any other amounts as shall from time to time have become due and payable by the Borrower to the Revolving Lenders or the LC Issuers under the Loan Documents, and second, to the payment of all other Obligations under this Agreement and the other Loan Documents, all as provided in Section 8.2.
(c)    At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations under this Agreement and the other Loan Documents have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Aggregate Total Commitment has been terminated (including all LC Obligations), any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
(d)    If, within thirty (30) days after acceleration of the maturity of the Obligations under this Agreement and the other Loan Documents or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due under this Agreement and the other Loan Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
(e)    Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2    Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)    First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)    Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and Unused Fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers as required by Section 9.6 and amounts payable under Article III);
(c)    Third, to payment of accrued and unpaid LC Fees, Unused Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this Section 8.2(c) payable to them;
(d)    Fourth, to payment of all Obligations ratably among the Lenders;
(e)    Fifth, to the Administrative Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount (as defined in Section 8.1(a)), if any; and
(f)    Last, the balance, if any, to the Borrower or as otherwise required by law.
8.3    Amendments. Subject to the provisions of this Section 8.3 and subject to Section 3.3(b), the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or the Guaranty or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall:
(a)    without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the applicable Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, the interest accrued thereon, or fees due in respect thereof, or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto or increase the amount of the Commitment of such Lender hereunder.
(b)    without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.
(c)    without the consent of all of the Lenders, amend this Section 8.3.

(d)    without the consent of all of the Lenders, release a Guarantor from the Obligations (except as provided in Section 6.20(b)).
(e)    without the consent of all of the Revolving Lenders, amend the LC Issuer’s LC Limit.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuers shall be effective without the written consent of the LC Issuers. The Administrative Agent may waive payment of the fee required under Section 12.3(a)(iii) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.
8.4    Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, any LC Issuer and the Lenders and

supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the Fee Letters which shall survive and remain in full force and effect during the term of this Agreement.
9.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6    Expenses; Indemnification.
(a)    The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses, cusip costs and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the LC Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the LC Issuers and the Lenders and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by Administrative Agent from information furnished to it by or on behalf of the Borrower, after Administrative Agent has exercised its rights of inspection pursuant to this Agreement.
(b)    The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not the Administrative Agent, the Arranger, any LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, any environmental liability related in any way to the Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
9.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its ownership or equity interest at such time.
9.8    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP applied on a basis consistent with the consolidated audited financial statements of Borrower as of December 31, 2018 (“Agreement Accounting Principles”). If any change in GAAP from the principles used in preparing such statements would have a material effect upon the results of any calculation required by or compliance with any provision of this Agreement, then such calculation shall be made or calculated and compliance with such provision shall be determined using accounting principles used in preparing the consolidated audited financial statements of Borrower as of December 31, 2018.
9.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of the borrower and lender. Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.
9.11    Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates (it being understood that the Persons to whom disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential (“Confidentiality Direction”)), (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender, who will receive the Confidentiality Direction, (iii) as provided in Section 12.3(f), (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, who will receive the Confidentiality Direction, (viii) to Rating Agencies if requested or required by such Rating Agencies in connection with a rating relating to the Advances hereunder (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of the information), (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, to the extent reasonably necessary, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any LC Issuer or any other Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

9.12    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
9.13    Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
9.14    USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:
Each Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lenders to identify Borrower in accordance with the PATRIOT Act.
9.15    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Amendment or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
9.16    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Effective Date. Upon satisfaction of the conditions precedent set forth in Section 4.1, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Credit Facility, and the terms and conditions of the Existing Credit Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only. The execution and delivery of this Agreement shall not constitute a novation of any Loans, Reimbursement Obligations or other obligations owing to the Lenders or the Administrative Agent, as applicable, under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, all loans, letters of credit and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be Loans, Facility LCs and obligations outstanding as described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Effective Date, reflect the respective Commitments and Loans of the Lenders hereunder.
9.17    Reallocations on Effective Date. The Administrative Agent, Borrower and each Lender agree that upon the effectiveness of this Agreement, the amount of each Class of the Commitments of each Lender is as set forth on Schedule 1 attached hereto. Simultaneously with the effectiveness of this Agreement, the Revolving Commitments of each of the Lenders as in effect immediately prior to the effectiveness of this Agreement shall be reallocated among the Revolving Lenders pro rata in accordance with their respective Revolving Commitments as set forth on Schedule 1. To effect such reallocations, each Revolving Lender which either had no Revolving Commitment prior to the effectiveness of this Agreement or whose Revolving Commitment upon the effectiveness of this Agreement exceeds its Revolving Commitment immediately prior to the effectiveness of this Agreement (each an “Assignee Lender”) shall be deemed to have purchased at par all right, title and interest in, and all obligations in respect of, the Revolving Commitments from the Revolving Lenders whose Revolving Commitments are less than their respective Revolving Commitments immediately prior to the effectiveness of this Agreement (each an “Assignor Lender”), so that the Revolving Commitments of each Lender will be as set forth on Schedule 1 attached hereto. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for Notes to be provided to the Assignor Lenders and Assignee Lenders in the principal amount of their respective Revolving Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Lenders, the Assignee Lenders and the other Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to the making of any Revolving Loans to be made on the Effective Date and any netting transactions effected by the Administrative Agent) with respect to such reallocations and assignments so that the Aggregate Outstanding Revolving Credit Exposure shall be held by the Revolving Lenders pro rata in accordance with the amount of the Revolving Commitments of the Revolving Lenders.
ARTICLE X
THE ADMINISTRATIVE AGENT
10.1    Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the

“Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
10.4    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
10.8    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (calculated for purposes of this Section 10.8 based on such Lender’s Total Commitments and the Aggregate Total Commitments of all Lenders, but disregarding, for the avoidance of doubt, any exclusion of Defaulting Lenders) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9    Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
10.10    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
10.11    Lender Credit Decision, Legal Representation.
(a)    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.
(b)    Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
10.12    Successor Administrative Agent. The Required Lenders may vote to remove Administrative Agent if (a) it is determined in a court or like proceeding that the Administrative Agent has committed gross negligence or willful misconduct in the commission of its obligations as Administrative Agent under this Agreement, or (b) Administrative Agent is a Non-Extending Lender; provided, that concurrent with such removal, the Required Lenders shall designate a Lender to act as the successor Administrative Agent. Additionally, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such

Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
10.13    Administrative Agent and Arranger Fees. The Borrower agrees to pay to U.S. Bank the fees agreed to by U.S. Bank and the Borrower, pursuant to that certain letter agreement dated as of March 29, 2019 between U.S. Bank and the Borrower (the “Fee Letter”). Lenders and Borrower understand and agree that, except only as may otherwise be set forth in a separate side letter between U.S. Bank and any other Lender (if at all), U.S. Bank shall have no obligation to share any such fees paid to U.S. Bank pursuant to the Fee Letter with any of the other Lenders. The Borrower also agrees to pay to Wells Fargo the fees agreed to by Wells Fargo and the Borrower, pursuant to that certain letter agreement dated as of February 27, 2019 between Wells Fargo and the Borrower (the “Wells Fargo Engagement Letter”). Lenders and Borrower understand and agree that Wells Fargo shall have no obligation to share any such fees paid to Wells Fargo pursuant to the Wells Fargo Engagement Letter with any of the other Lenders.
10.14    Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
10.15    Arranger and Book Runner. None of the Lenders identified in this Agreement as an “Arranger” or “Book Runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, provided, however, that nothing in this Section 10.15 shall affect the rights, powers, obligations, liabilities, responsibilities or duties of the Administrative Agent in such capacity under this Agreement and the other Loan Documents. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. The Borrower’s obligations under this paragraph shall survive for 90 days following the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the LC Issuer’s or any Lender’s other rights under this Agreement.
10.18    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE XI
SETOFF; RATABLE PAYMENTS
11.1    Setoff; Ratable Payments. Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness pursuant to Article VIII, Borrower hereby specifically authorizes each Lender and each of their respective Affiliates in which Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to the Lenders against such deposit account or certificate of deposit without prior notice to Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this Section shall limit or restrict the exercise by a Lender or its Affiliates of any right to setoff or banker’s lien under applicable law, subject to the approval of the Required Lenders (such consents not to be unreasonably withheld or delayed). If any Lender or any Affiliate of any Lender, whether by setoff, banker’s lien or otherwise, has payment made to it upon such Lender’s Outstanding Revolving Credit Exposure and/or outstanding Term Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4, 3.5 or, if such Lender is a Non-Extending Lender, as a result of the payment of principal to such Non-Extending Lender in connection with the termination of such Non-Extending Lender’s Commitment(s) on the applicable Non-Extending Lender Facility Termination Date) in a greater proportion than that received by any other Lender under the applicable Facility, such Lender agrees, promptly upon demand, to participate in and purchase a portion of the Aggregate Outstanding Revolving Credit Exposure and/or Aggregate Outstanding Term Loans, as applicable, held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Revolving Outstanding Credit Exposure and the Aggregate Outstanding Term Loans. If any Lender or any Affiliate of any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for such Lender’s Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Credit Facility. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. Borrower expressly consents to the foregoing arrangements and agrees that, to the extent permitted by applicable law, any Lender purchasing a portion of the Aggregate Revolving Outstanding Credit Exposure and or the Aggregate Outstanding Term Loans, and any Affiliate of such Lender, may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased. Notwithstanding anything in this Section 11.1 to the contrary, in the event that any Defaulting Lender or any Affiliate of a Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(a)(ii) and, pending such payment, will be segregated by such Defaulting Lender (or such Defaulting Lender’s Affiliate, as the case may be) from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders entitled to such amounts pursuant to this Agreement and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it or its Affiliate exercised such right of setoff.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments by any Lender creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2    Participations.
(a)    Permitted Participants; Effect. Any Lender may at any time sell to one or more entities (“Participants”) participating interests in any Outstanding Revolving Credit Exposure and/or Outstanding Term Loans owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Revolving Credit Exposure and its Outstanding Term Loans, as applicable, and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Revolving Credit Exposure, Outstanding Term Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
(c)    Benefit of Certain Provisions. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, (ii) each Participant shall be subject to the provisions of Section 3.7 and (iii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Revolving Credit Exposure, any Outstanding Term Loan, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Revolving Credit Exposure, any Outstanding Term Loan, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Revolving Credit Exposure, any Outstanding Term Loan, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.3    Assignments.
(a)    Permitted Assignments. Any Lender may assign to any Eligible Assignee which meets the following conditions all or a portion of its respective Commitment, in such a manner as to create privity of contract between such person and the Borrower and to make such person a Lender for all purposes hereunder:
(i)    The minimum portion of the total commitment which the assigning Lender may assign to an Eligible Assignee shall be Five Million Dollars ($5,000,000.00).
(ii)    Unless such assignment is to a Lender, an affiliate of a Lender or an Approved Fund, such assignment shall have been approved by (a) Administrative Agent, LC Issuer (if such assignment is of a Revolving Commitment), and (b) unless an Event of Default has occurred and is continuing, the Borrower, which approvals in each case in subsections (a) and (b) shall not be unreasonably withheld.

(iii)    The Eligible Assignee shall have paid to the Administrative Agent an administrative fee of $3,500.00 to process the admission of such Eligible Assignee.
(iv)    The Eligible Assignee shall not be Borrower or any of Borrower’s Affiliates or a natural Person.
For purposes of clarification, during the existence of any Event of Default, Borrower’s consent shall not be required in connection with any sale, transfer, assignment or syndication of any portion of the Loan or any Lender’s interest therein.
(b)    Assignment and Assumption. The Borrower and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Eligible Assignee until such time as (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Eligible Assignee shall have been given to the Borrower and Administrative Agent by the assigning Lender and the Eligible Assignee; (ii) the assigning Lender and the Eligible Assignee shall have delivered to the Borrower and Administrative Agent an Assignment and Assumption. Upon request, Borrower will execute and deliver to Administrative Agent an appropriate replacement promissory note or replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its applicable Commitment and advances) reflecting such assignee’s (and assignor’s) portion of the applicable Commitment. Upon execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Commitment being assigned shall be canceled and returned to Borrower.
(c)    Notice by Administrative Agent. Promptly following receipt by Administrative Agent of an executed Assignment and Assumption, Administrative Agent shall give notice to the Borrower and to the Lenders of: (i) the effectiveness of the assignment by the assigning Lender to the Eligible Assignee; and (ii) the revised Pro Rata Shares and maximum amounts of the applicable Commitment in effect as a result of such assignment.
(d)    Adjustment of Shares. Immediately upon delivery of the Assignment and Assumption to Administrative Agent, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Eligible Assignee and the resulting adjustment of the Pro Rata Shares and maximum amounts of the Lenders’ Commitments arising therefrom. The portion of any Commitment assigned to each Eligible Assignee reduces the applicable Commitment of the assigning Lender by a like amount.
(e)    Rights of Assignee. From and after the date upon which Administrative Agent notifies the assigning Lender that it has received an executed Assignment and Assumption: (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement; and (2) the assigning Lender shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.

(f)    Assignee’s Agreements. By executing and delivering an Assignment and Assumption, the Eligible Assignee thereunder confirms and agrees as follows: (1) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Note or any other instrument or document furnished pursuant to the Loan; (2) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other parties or the performance or observance by the Borrower of any of its obligations under the Note and this Agreement; (3) the Eligible Assignee has received a copy of this Agreement, together with such other documents and information as the Eligible Assignee has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption (and delivery of such documents and information to such Eligible Assignee is expressly approved by the parties hereto); (4) the Eligible Assignee will, independently and without reliance upon Administrative Agent, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) the Eligible Assignee hereby appoints and authorizes Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents and this Agreement as are delegated to Administrative Agent thereunder and hereunder, together with such powers as are reasonably incidental thereto; and (6) the Eligible Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and confirms the representations and warranties of the assigning Lender under this Agreement. Any assignment in violation of this Section 12.3 shall be deemed to be a participation under Section 12.2 of this Agreement.
(g)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the State of California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
ARTICLE XIII
NOTICES
13.1    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)    if to the Borrower, to it at TRI POINTE GROUP, INC., 19540 Jamboree Road, Suite 300, Irvine, CA 92612, Attention: General Counsel, Facsimile: (949) 478-8601 with a copy (which shall not constitute notice) to Gibson, Dunn & Crutcher LLP,  2029 Century Park East, Los Angeles, CA 90067, Attention: Cromwell Montgomery, Facsimile: (310) 552-7063;
(ii)    if to the Administrative Agent, to it at U.S. BANK NATIONAL ASSOCIATION, d/b/a HOUSING CAPITAL COMPANY, 3200 Bristol Street, Suite #800, Costa Mesa, CA 92626-1810, Attention: Julie MacHale, Facsimile: 714-438-4437;
(iii)    if to a Lender or LC Issuer, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the recipient otherwise prescribes pursuant to the preceding paragraph, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
14.1    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
14.2    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.2    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN ORANGE COUNTY, CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER

INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ORANGE COUNTY, CALIFORNIA.
15.3    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

TRI POINTE GROUP, INC., a Delaware corporation By: /s/ Michael D. Grubbs Name: Michael D. Grubbs Title: Chief Financial Officer

[Signatures Continue on the Following Page]

U.S. BANK NATIONAL ASSOCIATION, a national banking association, d/b/a Housing Capital Company, as a Lender, an LC Issuer and Administrative Agent By: /s/ Russ Wakeham Name: Russ Wakeham Title: SVP

[Signatures Continue on the Following Page]

ZIONS BANCORPORATION, N.A. (FKA ZB, N.A.) DBA CALIFORNIA BANK & TRUST,
successor by merger of California Bank & Trust, a California banking corporation, as a Lender

By: /s/ Mark Bucci
Name: Mark Bucci
Title: Vice President

[Signatures Continue on the Following Page]

REGIONS BANK, an Alabama Bank, as a Lender By: /s/ Randall S. Reid Name: Randall S. Reid Title: SVP

[Signatures Continue on the Following Page]

CITIBANK, N.A., as a Lender By: /s/ Piotr Marciszewski Name: Piotr Marciszewski Title: Vice President

[Signatures Continue on the Following Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Elena Bennett Name: Elena Bennett Title: Senior Vice President

[Signatures Continue on the Following Page]

JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ Jaime Gitler Name: Jaime Gitler Title: Vice President

[Signatures Continue on the Following Page]

FIFTH THIRD BANK, as a Lender By: /s/ Talianna Carlson Manne Name: Talianna Carlson Manne Title: Senior Vice President

[Signatures Continue on the Following Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender By: William O’Daly Name: William O’Daly Title: Authorized Signatory By: /s/ Brady Bingham Name: Brady Bingham Title: Authorized Signatory

TEXAS CAPITAL BANK, N.A., as a Lender By: /s/ Sabrina Chou Name: Sabrina Chou Title: Vice President

SUNTRUST BANK, as a Lender By: /s/ Ryan Almond Name: Ryan Almond Title: Director

BMO HARRIS BANK N.A., as a Lender By: /s/ Tod Ruxton Name: Tod Ruxton Title: Director

FLAGSTAR BANK, FSB, as a Lender By: /s/ Tomas Fach Name: Tomas Fach Title: Vice President

PRICING SCHEDULE
The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the following table based on the Borrower’s Leverage Ratio as reflected in the then most recent Financials:

Level	Leverage Ratio	Revolving Loans Applicable Margin	Term Loans Applicable Margin	Applicable Fee Rate
I	≤30%	1.25%	1.10%	0.20%
II	>30%, ≤40%	1.50%	1.35%	0.25%
III	>40%, ≤50%	1.75%	1.60%	0.30%
IV	>50%	2.00%	1.85%	0.35%

Adjustments, if any, to the Applicable Margin or Applicable Fee Rate, to the extent determined on the basis of the Leverage Ratio, shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of the Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Borrower is so required. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table then in effect until five (5) days after such Financials are so delivered.
“Financials” means the annual or quarterly financial statements of the Borrower and the related compliance certificates delivered pursuant to Section 6.1(a) or (b) and Section 6.1(c), as applicable.
Without limitation of the rights of the Administrative Agent and the Lenders pursuant to Sections 2.11 and 7.2, if any financial statement or certification is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) promptly pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.

Pricing Schedule – Page 1

SCHEDULE 1
Commitments

Lender:	Revolving Commitment:	Revolving Facility Pro Rata Share:	Term Commitment:	Term Facility Pro Rata Share:	Total Commitment:	Credit Facility Pro Rata Share:
U.S. Bank National Association	$155,000,000.00	25.833333330%	$60,000,000.00	24.000000000%	$215,000,000.00	25.294117650%
Wells Fargo Bank, N.A.	$85,000,000.00	14.166666670%	$65,000,000.00	26.000000000%	$150,000,000.00	17.647058820%
Fifth Third Bank	$45,000,000.00	7.500000000%	$30,000,000.00	12.000000000%	$75,000,000.00	8.823529412%
SunTrust Bank	$45,000,000.00	7.500000000%	$30,000,000.00	12.000000000%	$75,000,000.00	8.823529412%
JPMorgan Chase Bank	$50,000,000.00	8.333333333%	$0	0.000000000%	$50,000,000.00	5.882352941%
Citibank, N.A.	$50,000,000.00	8.333333333%	$0	0.000000000%	$50,000,000.00	5.882352941%
Texas Capital Bank, N.A.	$25,000,000.00	4.166666667%	$0	0.000000000%	$25,000,000.00	2.941176471%
Regions Bank	$30,000,000.00	5.000000000%	$20,000,000.00	8.000000000%	$50,000,000.00	5.882352941%
BMO Harris Bank N.A.	$30,000,000.00	5.000000000%	$20,000,000.00	8.000000000%	$50,000,000.00	5.882352941%
Zions Bancorporation, N.A. (fka ZB, N.A.) dba California Bank & Trust	$27,500,000.00	4.583333333%	$12,500,000.00	5.000000000%	$40,000,000.00	4.705882353%
Flagstar Bank, FSB	$22,500,000.00	3.750000000%	$12,500,000.00	5.000000000%	$35,000,000.00	4.117647059%
Credit Suisse AG, Cayman Islands Branch	$35,000,000.00	5.833333333%	$0	0.000000000%	$35,000,000.00	4.117647059%
TOTAL	$600,000,000	100.000000000%	$250,000,000	100.000000000%	$850,000,000	100.000000000%

Schedule 1

SCHEDULE 2

Existing Letters of Credit

Letter of Credit No.	Amount	Expiration Date	Beneficiary	Division	Notes
SLCMMA08596	$1,299,725.84	6/15/2019	Frist American Title Insurance	Maracay Homes	Lakeview Trails
SLCMMSP09021	$1,915,334.87	6/30/2019	Frist American Title Insurance	Maracay Homes	Spur Cross
SLCMMSP09022	$2,763,524.23	6/30/2019	Frist American Title Insurance	Maracay Homes	Spur Cross
SLCMMSP09042	$2,652,051.00	6/30/2019	Frist American Title Insurance	Maracay Homes	Arroyo Seco
SLCMMSP07322	$300,000.00	6/17/2019	Arch Insurance Company	Pardee Homes	Workers Comp
SLCMMSP07320	$1,790,407.00	6/17/2020	City of San Diego	Pardee Homes-San Diego	PHR
SLCMMSP07321	$200,000.00	6/17/2020	City of San Diego	Pardee Homes-San Diego	Ocean View Hills
SLCMMA08459	$89,500.00	4/1/2020	Department of Fish and Wildlife	Pardee Homes-San Diego	Skyline Ranch
SLCMMAP08019	$288,822.48	12/23/2019	J&J Commons LLC	Quadrant Homes	Office Lease
SLCMMA08938	$57,846.85	3/16/2020	Town of Castle Rock	TRI Pointe Homes-Colorado	Terrain Ravenwood F1 Ph 3A
SLCMMA08939	$219,510.38	3/16/2020	Town of Castle Rock	TRI Pointe Homes-Colorado	Terrain Ravenwood F1 Ph 1B
SLCMMA08940	$204,117.81	3/16/2020	Town of Castle Rock	TRI Pointe Homes-Colorado	Terrain Ravenwood F1 Ph 1A
SLCMMSP09188	$5,171,578.35	10/5/2019	Heritage Title Company	TRI Pointe Homes-Colorado	Trails at Crowfoot F6 & F7
SLCMMSP09168	$538,740.65	10/5/2019	Town of Parker	TRI Pointe Homes-Colorado	Trails at Crowfoot F7
SLCMMSP09167	$528,249.64	10/5/2019	Town of Parker	TRI Pointe Homes-Colorado	Trails at Crowfoot F6
SLCMMSP09171	$789,336.00	10/5/2019	Parker Water and Sanitation District	TRI Pointe Homes-Colorado	Trails at Crowfoot F1
SLCMMSP09166	$2,658,936.00	1/9/2021	Citywide Banks	TRI Pointe Homes-Colorado	Trails at Crowfoot F1
SLCMMSP09097	$1,328,400.00	10/25/2019	Sterling Ranch Community Authority Board	TRI Pointe Homes-Colorado	Sterling Ranch F4A
SLCMMSP09220	$2,335,693.37	10/28/2019	First American Title Insurance Company – NCS	TRI Pointe Homes-Colorado	Sterling Ranch F4A
SLCMMSP09270	$76,742.56	11/27/2019	Sterling Ranch Community Authority Board	TRI Pointe Homes-Colorado	Sterling Ranch F4A
SLCMMSP09286	$1,233,225.71	11/29/2019	First American Title Insurance Company – NCS	TRI Pointe Homes-Colorado	Sterling Ranch F4B
SLCMMSP09285	$639,600.00	11/29/2019	Sterling Ranch Community Authority Board	TRI Pointe Homes-Colorado	Sterling Ranch F4B
SLCMMSP09310	$3,681,930.00	12/18/2019	Fidelity National Title Company	TRI Pointe Homes-Colorado	The Canyons
SLCMMSP09347	$272,519.77	02/12/2021	Town of Castle Rock	TRI Pointe Homes Colorado	Terrain Filing 1 – Ph 2
SLCMMSP09348	$124,241.85	02/12/2021	Town of Castle Rock	TRI Pointe Homes Colorado	Terrain Filing 1 – Ph 4
Total	$31,160,034.36	as of 3/28/19

Schedule 2

SCHEDULE 2.1

Authorized Signatories

Administrative Agent is hereby authorized to accept requests for Advances from any one of the following named individuals on written disbursement requests:

Douglas Bauer
Thomas Mitchell
Michael Grubbs
Glenn Keeler
Christopher Martin
David Lee

Schedule 2.1

SCHEDULE 2.9
Form of Conversion/Continuation Notice
(See Attached)

Schedule 2.9, Page 1

FORM OF CONTINUATION/CONVERSION NOTICE
Date: ___________, 20__

To:    U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent (the “Administrative Agent”)
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 29, 2019 among TRI Pointe Group, Inc. (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.
The undersigned hereby requests (select one):
1.    A [conversion] [continuation] of Revolving Loans:
1.    On      (a Business Day).
2.    In the amount of $
3.    Comprised of [Base Rate Advances] [Eurocurrency Advances]

4.	For Eurocurrency Advances: with an Interest Period of _____________

months.

2.    A [conversion] [continuation] of Term Loans:
1.    On      (a Business Day).
2.    In the amount of $
3.    Comprised of [Base Rate Advances] [Eurocurrency Advances]

4.	For Eurocurrency Advances: with an Interest Period of _____________

months.

The undersigned hereby certifies to the Administrative Agent and the Lenders that at the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing.

[Signature Page Follows]

Schedule 2.9, Page 2

TRI POINTE GROUP, INC., a Delaware corporation By:______________________________ Name: ___________________________ Title: ____________________________

Schedule 2.9, Page 3

SCHEDULE 3
Guarantors
TRI Pointe Homes, Inc.
TRI Pointe Holdings, Inc.
Maracay 91, L.L.C.
Maracay Homes, L.L.C.
Pardee Homes
Pardee Homes of Nevada
The Quadrant Corporation
Trendmaker Homes, Inc.
Trendmaker Homes Holdings, L.L.C.
Trendmaker Homes DFW, L.L.C.
Winchester Homes Inc.

Schedule 3

SCHEDULE 4

LC Issuer’s LC Limits

U.S. Bank National Association - $75,000,000.00
The aggregate of all LC Issuer’s LC Limits shall not exceed $75,000,000.

Schedule 4

SCHEDULE 5.8

Subsidiaries

Subsidiary	Jurisdiction of Organization	Ownership
TRI Pointe Homes, Inc.	Delaware	100% TRI Pointe Group, Inc.
TRI Pointe Communities, Inc.	Delaware	100% TRI Pointe Homes, Inc.
TRI Pointe Contractors, LP	Delaware	100% TRI Pointe Homes, Inc.
TRI Pointe Solutions, Inc.	Delaware	100% TRI Pointe Homes, Inc.
TRI Pointe Advantage Insurance Services, Inc.	Delaware	100% TRI Pointe Solutions, Inc.
TRI Pointe Assurance, Inc.	Texas	100% TRI Pointe Solutions, Inc.
TRI Pointe Connect, L.L.C.	Delaware	65% TRI Pointe Solutions, Inc.
TRI Pointe Holdings, Inc.	Washington	100% TRI Pointe Homes, Inc.
Maracay Homes, L.L.C.	Arizona	100% TRI Pointe Holdings, Inc.
Maracay 91, L.L.C.	Arizona	100% Maracay Homes, L.L.C.
Maracay Construction, L.L.C.	Arizona	100% Maracay Homes, L.L.C.
Maracay Crismon, L.L.C.	Arizona	100% Maracay Homes, L.L.C.
Maracay Realty, L.L.C.	Arizona	100% Maracay Homes, L.L.C.
Maracay Rio Rancho, L.L.C.	Arizona	100% Maracay Homes, L.L.C.
Maracay VR, LLC	Arizona	100% Maracay Homes, L.L.C.
Maracay WH, L.L.C.	Arizona	100% Maracay Homes, L.L.C.
Pardee Homes	California	100% TRI Pointe Holdings, Inc.
Pardee Homes of Nevada	Nevada	100% Pardee Homes
The Quadrant Corporation	Washington	100% TRI Pointe Holdings, Inc.
Quadrant Real Estate, LLC	Washington	100% The Quadrant Corporation
Trendmaker Homes, Inc.	Texas	100% TRI Pointe Holdings, Inc.
Trendmaker Clear Lake, LLC	Texas	100% Trendmaker Homes, Inc.
Trendmaker Homes Holdings, L.L.C.	Texas	100% Trendmaker Homes, Inc.
Trendmaker Homes DFW, L.L.C.	Texas	100% Trendmaker Homes Holdings, L.L.C.
Trendmaker Homes Active, L.L.C.	Texas	100% Trendmaker Homes Holdings, L.L.C.
Winchester Homes Inc.	Delaware	100% TRI Pointe Holdings, Inc.
Cabin Branch Commons, LLC	Maryland	55% Winchester Homes Inc.

Schedule 5.8

SCHEDULE 5.19
Subordinated Indebtedness
None.

Schedule 5.19

SCHEDULE 6.15

Liens
None.

Schedule 6.15

EXHIBIT A
[Intentionally Omitted]

Exhibit A – Page 1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of March 29, 2019 (as amended, modified, renewed or extended from time to time, the “Agreement”) among TRI Pointe Group, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected [__________] of the Borrower;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct in all material respects.
5.    Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

Exhibit B – Page 1

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [__] day of [_______], 20[__].

TRI POINTE GROUP, INC., a Delaware corporation By:______________________________ Name: ___________________________ Title: ____________________________

Exhibit B – Page 2

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of [_________], 20[__] with
Provisions of Section 6.19 of
the Agreement
[insert relevant calculations]

Exhibit B – Page 3

SCHEDULE II TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

Exhibit B – Page 4

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[_______________]

2.	Assignee:	[_______________][and is an affiliate/Approved Fund of [identify Lender][1]

3.	Borrower(s):	TRI Pointe Group, Inc.

4.	Administrative Agent:	U.S. Bank National Association, d/b/a Housing Capital Company, as the agent under the Credit Agreement.

1 Select as applicable.

Exhibit C – Page 1

5.	Credit Agreement:
The $850,000,000.00 Second Amended and Restated Credit Agreement dated as of March 29, 2019 among TRI Pointe Group, Inc., the Lenders party thereto, U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent, and the other agents party thereto.

6.	Assigned Interest:

Class Assigned:[2]	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned[4]	Percentage Assigned of Commitment/Loans[5]
	$[____________]	$[____________]	[_______]%
	$[____________]	$[____________]	[_______]%
	$[____________]	$[____________]	[_______]%

7.	Trade Date:	[______________________][6]
Effective Date: [____________________], 20[__] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By: _________________________________ Title:

ASSIGNEE [NAME OF ASSIGNEE] By: _________________________________ Title:

2 Fill in appropriate terminology for the Class of Facility under the Credit Agreement that is being assigned under this Assignment (e.g, “Revolving Commitment”, “Term Commitment/Term Loan”, etc.)
3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
6 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

Exhibit C – Page 2

[Consented to and] Accepted:

U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company, as Administrative Agent

By:____________________________
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:____________________________
Title:

Exhibit C – Page 3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to

Exhibit C – Page 4

make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.

Exhibit C – Page 5

EXHIBIT D

FORM OF BORROWING NOTICE

TO:
U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent (the “Administrative Agent”) under that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 29, 2019 among TRI Pointe Group, Inc. (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.
The undersigned Borrower hereby gives to the Administrative Agent a request for borrowing pursuant to Section 2.8 of the Credit Agreement, and the Borrower hereby requests to borrow on [_______________], 20[__] (the “Borrowing Date”):
(a)    from the Revolving Lenders, on a pro rata basis, an aggregate principal Dollar Amount of $[___________] in Revolving Loans as:
1.     ☐ a Base Rate Advance
2.     ☐ a Eurocurrency Advance with an Interest Period of [_________] month(s)
(b)    from the Term Lenders, on a pro rata basis, an aggregate principal Dollar Amount of $[___________] in Term Loans as:
1.     ☐ a Base Rate Advance
2.     ☐ a Eurocurrency Advance with an Interest Period of [_________] month(s)
The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties contained in Article V of the Credit Agreement (excluding, after the Effective Date, the representation and warranty set forth in Section 5.10(b)) are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) on and as of such earlier date; (ii) at the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.
******

Exhibit D – Page 1

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.
Dated: [_______________], 20[__]

TRI POINTE GROUP, INC., a Delaware corporation By:______________________________ Name: ___________________________ Title: ____________________________

Exhibit D – Page 2

EXHIBIT E

FORM OF GUARANTY
SECOND AMENDED AND RESTATED GUARANTY
THIS SECOND AMENDED AND RESTATED GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of March 29, 2019 by and among TRI POINTE HOMES, INC., a Delaware corporation (“TRI Pointe Homes”), TRI POINTE HOLDINGS, INC., a Washington corporation (“TRI Pointe Holdings”), MARACAY 91, L.L.C., an Arizona limited liability company (“Maracay 91”), MARACAY HOMES, L.L.C., an Arizona limited liability company (“Maracay Homes”), PARDEE HOMES, a California corporation (“Pardee Homes”), PARDEE HOMES OF NEVADA, a Nevada corporation (“Pardee Nevada”), THE QUADRANT CORPORATION, a Washington corporation (“Quadrant”), TRENDMAKER HOMES, INC., a Texas corporation (“Trendmaker”), TRENDMAKER HOMES HOLDINGS, L.L.C., a Texas limited liability company (“Trendmaker Holdings”), TRENDMAKER HOMES DFW, L.L.C., a Texas limited liability company (“Trendmaker DFW”), and WINCHESTER HOMES INC., a Delaware corporation (“Winchester,” and, together with TRI Pointe Homes, TRI Pointe Holdings, Maracay 91, Maracay Homes, Pardee Homes, Pardee Nevada, Quadrant, Trendmaker, Trendmaker Holdings and Trendmaker DFW, each an “Initial Guarantor”) and those additional Persons which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) in the form attached hereto as Annex I (such additional Persons, together with the Initial Guarantors, the “Guarantors”), in favor of U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent (the “Administrative Agent”), for the benefit of Lenders under the Credit Agreement described below. Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
RECITALS
A.    Under that certain Amended and Restated Credit Agreement dated as of July 7, 2015, by and among TRI Pointe Group, Inc., a Delaware corporation (the “Borrower”), Administrative Agent, and each of U.S. Bank National Association (“US Bank”), Wells Fargo Bank, National Association (“Wells Fargo”), Zions Bancorporation, N.A. (fka ZB, N.A.) dba California Bank & Trust (“CBT”), Regions Bank, an Alabama bank (“Regions”), Citibank, N.A. (“Citibank”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Fifth Third Bank (“Fifth Third”), Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”) and Texas Capital Bank, N.A. (“Texas Capital,” and, together with US Bank, Wells Fargo, CBT, Regions, Citibank, JPMorgan, Fifth Third and Credit Suisse, each an “Existing Lender” and collectively, the “Existing Lenders”), as modified by that certain Modification Agreement dated as of June 20, 2017 (collectively, the “Existing Credit Agreement”), Existing Lenders agreed to make a revolving loan to the Borrower (the “Revolving Loan”).
B.    In connection with the Revolving Loan, TRI Pointe Homes, TRI Pointe Holdings, Maracay 91, Maracay Homes, Pardee Homes, Pardee Nevada, Quadrant, Trendmaker, Winchester, TRI Pointe Communities, Inc., a Delaware corporation (“TRI Pointe Communities”), TRI Pointe

Exhibit E – Page 1

Contractors, LP, a Delaware limited partnership (“TRI Pointe Contractors”), Maracay Bridges, LLC, an Arizona limited liability company (“Maracay Bridges”), Maracay VR, LLC, an Arizona limited liability company (“Maracay VR”), Maracay Thunderbird, L.L.C., an Arizona limited liability company (“Maracay Thunderbird,” and, together with TRI Pointe Homes, TRI Pointe Holdings, Maracay 91, Maracay Homes, Pardee Homes, Pardee Nevada, Quadrant, Trendmaker, Winchester, TRI Pointe Communities, TRI Pointe Contractors, Maracay Bridges, and Maracay VR, each a “2015 Guarantor”), executed that certain Amended and Restated Guaranty dated as of July 7, 2015 in favor of Administrative Agent and the Lenders (as amended, restated or otherwise modified, the “2015 Guaranty”), pursuant to which the 2015 Guarantors guaranteed to Administrative Agent and Lenders the payment and performance of the Borrower’s obligations under the Loan Documents.
C.    Prior to the date hereof, each of TRI Pointe Communities, TRI Pointe Contractors, Maracay Bridges, Maracay VR and Maracay Thunderbird has been released from its obligations under the 2015 Guaranty.
D.    Pursuant to that certain Supplement to Guaranty dated as of February 22, 2019, Trendmaker Holdings and Trendmaker DFW joined, on a joint and several basis, in the obligations of the then current Guarantors under the 2015 Guaranty and guaranteed to Administrative Agent and Lenders the payment and performance of the Borrower’s obligations under the Loan Documents.
E.    The Existing Credit Agreement is being amended and restated in its entirety by that certain Second Amended and Rested Credit Agreement of even date herewith among the Borrower, Administrative Agent, each Existing Lender, SunTrust Bank (“SunTrust”), BMO Harris Bank, N.A. (“BMO Harris”), and Flagstar Bank, FSB (“Flagstar”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which Credit Agreement, among other things, a new term loan (the “Term Loan,” and, together with the Revolving Loan, individually and collectively, the “Loan”) is being made to the Borrower, the maturity date of the Revolving Loan is being extended and certain other changes to the terms and conditions of the Loan are being modified, all as more particularly set forth therein.
F.    As used herein, the term “Lender” means a lender from time to time party to the Credit Agreement, and the term “Lenders” means all of the lenders from time to time party to the Credit Agreement.
G.    Administrative Agent and Lenders have required as a condition precedent to the execution and delivery of the Credit Agreement that the 2015 Guaranty be amended and restated in its entirety to evidence the guarantee by each Guarantor, on a joint and several basis, without limitation and with full recourse, the payment when due of all Obligations, including, without limitation, all principal, interest, letter of credit reimbursement obligations and other amounts that shall be at any time payable by the Borrower under the Credit Agreement or the other Loan Documents.
H.    In consideration of the direct and indirect financial and other support and benefits that the Borrower has provided, and such direct and indirect financial and other support and benefits as the Borrower may in the future provide, to Guarantors, and in consideration of the increased

Exhibit E – Page 2

ability of each Guarantor to receive funds through contributions to capital, and for each Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrower pursuant to the Credit Agreement and the flexibility provided by the Credit Agreement for each Guarantor to do so which significantly facilitates the business operations of the Borrower and each Guarantor and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrower and to issue the Facility LCs described in the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations under the Credit Agreement and the other Loan Documents.
I.    Guarantors now desire to amend and restate the 2015 Guaranty in its entirety pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 2.    Representations, Warranties and Covenants. Each of the Guarantors represents and warrants to each Lender and the Administrative Agent as of the date of this Guaranty, giving effect to the consummation of the transactions contemplated by the Loan Documents on the date hereof, and thereafter on each date as required by Section 4.2 of the Credit Agreement that:
(a)    It (i) is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept is applicable) under the laws of each jurisdiction where the business conducted by it makes such qualification necessary, and (iii) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its property and to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to maintain such existence status, or authority would not reasonably be expected to result in a Material Adverse Effect.
(b)    It has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate, limited liability company or partnership proceedings, including any required shareholder, member or partner approval, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
(c)    Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter or other organizational documents of such Guarantor, (ii) in any material respect conflict with, result in a breach of or constitute (with or

Exhibit E – Page 3

without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Guarantor or any provisions of any indenture, instrument or agreement to which the Guarantor is party or is subject or by which it or its property is bound, (iii) result in the creation or imposition of any Lien whatsoever upon any of the property or assets of such Guarantor, other than Liens permitted or created by the Loan Documents, or (iv) require any approval of such Guarantor’s board of directors, shareholders, members or partners except such as have been obtained. The execution, delivery and performance by such Guarantor of each of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made.
In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment or Facility LC outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Obligations shall remain unpaid, it will fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.
SECTION 3.    The Guaranty. Each of the Guarantors hereby irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Credit Agreement, (ii) obligations owing under or in connection with Facility LCs, and (iii) all other amounts payable by the Borrower under the Credit Agreement and the other Loan Documents, and including, without limitation, all Rate Management Obligations (but excluding, for the avoidance of doubt, all Excluded Swap Obligations) (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon the failure by the Borrower to pay punctually any such amount, subject to any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount at the place and in the manner specified in the Credit Agreement or the relevant other Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection. Each of the Guarantors hereby waives any and all benefits and defenses under California Civil Code (“CC”) Section 2810 and agrees that by doing so Guarantors shall be liable even if Borrower had no liability at the time of execution of any of the Loan Documents or thereafter ceases to be liable. Each of the Guarantors hereby waives any and all benefits and defenses under CC Section 2809 and agrees that by doing so Guarantors’ liability may be larger in amount and more burdensome than that of Borrower Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

Exhibit E – Page 4

SECTION 4.    Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)    any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
(ii)    any modification or amendment of or supplement to the Credit Agreement, any agreement evidencing Rate Management Transactions or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;
(iii)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations, any impairment or any diminution or loss of value of any security or collateral for the Loan, or any disability or other defense of Borrower or any other Guarantor;
(iv)    any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;
(v)    the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any agreement evidencing Rate Management Transactions or any provision of applicable law, decree, order or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the

Exhibit E – Page 5

Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;
(vii)    the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;
(viii)    the election by, or on behalf of, any one or more of the Lenders, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(ix)    any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(x)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Lenders or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;
(xi)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
(xii)    any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.
SECTION 5.    Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash (other than Unliquidated Obligations) and all Commitments and all Facility LCs shall have terminated or expired or, in the case of all Facility LCs, are fully collateralized on terms reasonably acceptable to the Administrative Agent, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall automatically terminate. Each of the Guarantors agrees that Administrative Agent and Lenders may enforce this Guaranty without the necessity of resorting to or exhausting any security or collateral (including, without limitation, pursuant to a judicial or nonjudicial foreclosure), if any, and without the necessity of proceeding against Borrower or any other Guarantor. Until all Guaranteed Obligations shall have been paid in full in cash (other than Unliquidated Obligations), each of the Guarantors hereby waives any and all benefits under CC Sections 2845, 2849 and 2850, including, without limitation, the right to require Administrative Agent or Lenders to proceed against Borrower, to proceed against any other Guarantor, to foreclose any lien on any real or personal property, to exercise any right or remedy under the Loan Documents, to draw upon any letter of credit issued in connection herewith, or to pursue any other remedy or to enforce any other right. For purposes of this Guaranty “Unliquidated Obligations” means at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation

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that is: (i) an obligation under the Credit Agreement to reimburse each LC Issuer for drawings not yet made under a Facility LC issued by it; (ii) any other obligation (including any guarantee) under the Credit Agreement that is contingent in nature at such time; or (iii) an obligation under the Credit Agreement to provide collateral to secure any of the foregoing types of obligations. If at any time any payment of the principal of or interest on any Loan Obligation, or any other amount payable by the Borrower or any other party under the Credit Agreement, any agreement evidencing Rate Management Transactions or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Lender in its discretion), each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
SECTION 6.    General Waivers; Additional Waivers.
(a)    General Waivers.
(i)    Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.
(ii)    Each of the Guarantors waives any and all rights of subrogation, reimbursement, indemnification and contribution, and any other rights and defenses that are or may become available to Guarantors by reason of CC Sections 2787 to 2855, inclusive, 2899 and 3433 including, without limitation, any and all rights or defenses Guarantors may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations or to any other guarantor of any of the Guaranteed Obligations with respect to such guarantor’s obligations under its guaranty, in either case, pursuant to the antideficiency or other laws of this state limiting or discharging the principal’s indebtedness or such other guarantor’s obligations, including, without limitation, California Code of Civil Procedure (“CCP”) Sections 580a, 580b, 580d or 726.
(iii)    Each of the Guarantors waives all rights and defenses that Guarantors may have because Borrower’s debt is, or at any time may be, secured by real property. This means, among other things:
(1)    Administrative Agent and Lenders may collect from Guarantors without first foreclosing on any real or personal property collateral (if any) pledged by Borrower;
(2)    If Administrative Agent or any Lender forecloses on any real property collateral pledged by Borrower:
(A)    The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;

Exhibit E – Page 7

(B)    Administrative Agent and Lenders may collect from Guarantors even if Administrative Agent or any Lender, by foreclosing on the real property collateral, has destroyed any right Guarantors may have to collect from Borrower.
This is an unconditional and irrevocable waiver of any rights and defenses Guarantors may have because Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon CCP Sections 580a, 580b, 580d, or 726.
(iv)    Each of the Guarantors waives all rights and defenses arising out of an election of remedies by Administrative Agent or Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, if any, has destroyed Guarantors’ rights of subrogation and reimbursement against Borrower by the operation of CCP Section 580d or otherwise, and even though that election of remedies by Administrative Agent or Lenders has destroyed Guarantors’ rights of contribution against another guarantor of any of the Guaranteed Obligations.
(v)    Each of the Guarantors hereby waives any right it might otherwise have under Section 2822 of the California Civil Code or similar law or otherwise to have Borrower designate the portion of any such obligation to be satisfied in the event that Borrower provides partial satisfaction of such obligation. Each of the Guarantors acknowledges and agrees that Borrower may already have agreed with Administrative Agent, or may hereafter agree, that in any such event the designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Administrative Agent rather than by Borrower.
No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 5(a).
(b)    Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:
(i)    any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(ii)    (1) notice of acceptance hereof; (2) notice of any Loans, Facility LCs or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the Lenders to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (6) notice of any Default or Event of Default; and (7) all other notices (except if such notice is specifically required to be given

Exhibit E – Page 8

to such Guarantor hereunder or under the other Loan Documents) and demands to which each Guarantor might otherwise be entitled;
(iii)    its right, if any, to require the Administrative Agent and the other Lenders to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Lenders has or may have against, the other Guarantors or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in full in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
(iv)    (a) any rights to assert against the Administrative Agent and the other Lenders defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Lenders; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the other Lenders’ rights or remedies against the other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the other Lenders of the Guaranteed Obligations; (3) any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Lenders by operation of law as a result of the Administrative Agent’s and the other Lenders’ intervention or omission; or (4) the acceptance by the Administrative Agent and the other Lenders of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and
(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the Lenders; or (b) any election by the Administrative Agent and the other Lenders under the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Guarantors.
(vi)    Without limiting the generality of the foregoing, each of the Guarantors hereby expressly waives any and all benefits and defenses under (i) CCP Section 580a (which Section, if Guarantors had not given this waiver, would otherwise limit Guarantors’ liability after a nonjudicial foreclosure sale to the difference between the obligations guaranteed herein and the fair market value of the property or interests sold at such nonjudicial foreclosure sale), (ii) CCP Sections 580b and 580d (which Sections, if Guarantors had not given this waiver, would otherwise limit Administrative Agent’s and Lenders’ right to recover a deficiency judgment with respect to purchase money obligations and after a nonjudicial foreclosure sale, respectively), and (iii) CCP Section 726 (which Section, if Guarantors had not given this waiver, among other things, would otherwise require Administrative Agent and Lenders to exhaust all of its security before a personal

Exhibit E – Page 9

judgment may be obtained for a deficiency). Notwithstanding any foreclosure of the lien of any deed of trust or security agreement with respect to any or all of the real or personal property secured thereby (if any), whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, Guarantors shall remain bound under this Guaranty.
SECTION 7.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.
(a)    Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations), the Guarantors waive all benefits and defenses under CC Sections 2847, 2848 and 2849 and agree Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any LC Issuer, any of the Lenders or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and until such time the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Lenders, any LC Issuer and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Lenders, any LC Issuer or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations). Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Lenders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a).
(b)    Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any Intercompany Indebtedness (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Lenders and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the

Exhibit E – Page 10

Guaranteed Obligations (other than Unliquidated Obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document and any agreement evidencing Rate Management Transactions have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Lenders, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Lenders and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Lenders, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Lenders. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than Unliquidated Obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Lenders have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.
SECTION 8.    Contribution with Respect to Guaranteed Obligations.
(a)    To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations), termination or expiration of all Commitments and Facility LCs or, in the case of all Facility LCs, full collateralization on terms reasonably acceptable to the Administrative Agent, termination of the Credit Agreement and satisfaction of all outstanding obligations under the agreements evidencing Rate Management Transactions, such Guarantor shall be entitled to receive contribution

Exhibit E – Page 11

and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the value of the property of such Guarantor at a fair valuation over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Guarantors against other Guarantors under this Section 7 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations) and the termination or expiry (or in the case of all Facility LCs, full collateralization), on terms reasonably acceptable to the Administrative Agent, of all Commitments and all Facility LCs and the termination of the Credit Agreement and the satisfaction of all outstanding obligations under the agreements evidencing Rate Management Transactions.
SECTION 9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement, any counterparty to any agreement evidencing Rate Management Transactions or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any agreement evidencing Rate Management Transactions or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.
SECTION 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 13.1 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Guarantor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 13.1 of the Credit Agreement.
SECTION 11.    No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any

Exhibit E – Page 12

single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any agreement evidencing Rate Management Transactions and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 12.    Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the Lenders and their respective successors and permitted assigns, provided that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Administrative Agent and the Required Lenders, and any such assignment in violation of this Section 11 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any agreement evidencing Rate Management Transactions or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.
SECTION 13.    Changes in Writing. Other than in connection with the addition of other Guarantors, which become parties hereto by executing a Guaranty Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent and in accordance with Section 8.3 of the Credit Agreement.
SECTION 14.    Governing Law; Jurisdiction.
(a)    THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
(b)    EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN ORANGE COUNTY, CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN

Exhibit E – Page 13

DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ORANGE COUNTY, CALIFORNIA.
(c)    Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 9 of this Guaranty, and each of the Guarantors hereby appoints the Borrower as its agent for service of process. Nothing in this Guaranty or any other Loan Document will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.
SECTION 15.    WAIVER OF JURY TRIAL; WAIVER OF CERTAIN DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS GUARANTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER. EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GUARANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GUARANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GUARANTORS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14. TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ADMINISTRATIVE AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS GUARANTY, THE GUARANTEED OBLIGATIONS, THE LOAN DOCUMENTS, THE TRANSACTIONS DESCRIBED THEREIN, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.
SECTION 16.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
SECTION 17.    Taxes, Expenses of Enforcement, Etc.
(a)    Taxes.
(i)    Any and all payments by or on account of any obligation of any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Guarantor shall be entitled to make such

Exhibit E – Page 14

deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 16) the applicable Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(ii)    The Guarantor shall timely pay to the relevant governmental authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(iii)    The Guarantor shall indemnify each Lender or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 16) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(iv)    As soon as practicable after any payment of Taxes by any Guarantor to a governmental authority pursuant to this Section 16, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(b)    Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Lenders for any reasonable costs and out-of-pocket expenses (including attorneys’ fees) paid or incurred by the Administrative Agent or any other Lenders in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty.
SECTION 18.    Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, the other Guarantors and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Lenders or the Administrative Agent shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Lender or the Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Lender or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Lender or the Administrative Agent, pursuant to accepted

Exhibit E – Page 15

or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.
SECTION 19.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
SECTION 20.    Merger; No Oral Agreements. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between each such Guarantor and any Lender or the Administrative Agent. Each Guarantor, by executing this Guaranty (or the Supplement to Guaranty), expressly represents and warrants that it did not rely on any representation, assurance or agreement, oral or written, not expressly set forth in this Guaranty in reaching its decisions to enter into this Guaranty and that no promises or other representations have been made to such Guarantor which conflict with the written terms of this Guaranty. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature may be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty.
SECTION 21.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.
SECTION 22.    Keepwell. Each Qualified ECP Guarantor (as hereinafter defined) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of all Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 21, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 21 shall remain in full force and effect until all Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations) and the Commitments and all Facility LCs shall have terminated or expired or, in the case of all Facility LCs, are fully collateralized on terms reasonably acceptable to the Administrative Agent. Each Qualified ECP Guarantor intends that this Section 21 constitute, and this Section 21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Notwithstanding anything herein to the contrary, if a Guarantor or a counterparty under any swap makes a written representation to the Lenders in connection with this Guaranty, a swap, or any master agreement governing a swap to the effect that such Guarantor is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the Guaranty becomes effective with respect to such swap (this date shall be the date of the execution of the swap if the corresponding Guaranty is then in effect, and otherwise it shall be the date of execution and

Exhibit E – Page 16

delivery of such Guaranty unless the Guaranty specifies a subsequent effective date), and such representation proves to have been incorrect when made or deemed to have been made, the Lenders reserve all of their contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation, provided that such Guarantor’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap. As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[SIGNATURE PAGES TO FOLLOW]

Exhibit E – Page 17

IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

INITIAL GUARANTOR:
TRI POINTE HOMES, INC.
TRI POINTE HOLDINGS, INC.
MARACAY 91, L.L.C.
MARACAY HOMES, L.L.C.
PARDEE HOMES
PARDEE HOMES OF NEVADA
THE QUADRANT CORPORATION
TRENDMAKER HOMES, INC.
WINCHESTER HOMES INC.

By:________________________________
Name: _____________________________
Title: ______________________________

TRENDMAKER HOMES HOLDINGS, L.L.C.,

By: Trendmaker Homes, Inc.,
   its Manager

By:______________________________
Name: ___________________________
Title: ____________________________

TRENDMAKER HOMES DFW, L.L.C.,

By: Trendmaker Homes Holdings, L.L.C.,
   its Manager

   By: Trendmaker Homes, Inc.,
      its Manager

      By:______________________________
      Name: ___________________________
      Title: ____________________________

Exhibit E – Page 18

Acknowledged and Agreed to:

U.S. BANK NATIONAL ASSOCIATION,
d/b/a Housing Capital Company,
as Administrative Agent

By:______________________________
Name: ___________________________
Title: ____________________________

Exhibit E – Page 19

ANNEX I
SUPPLEMENT TO GUARANTY
Reference is hereby made to the Second Amended and Restated Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of March 29, 2019, made by the Persons listed on the signature pages thereto (each an “Initial Guarantor”, and together with any additional Persons which become parties to the Guaranty by executing Guaranty Supplements thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Lenders, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.
By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [________________] [corporation] [partnership] [limited liability company] (the “New Guarantor”), unconditionally agrees to become, and does hereby become, a Guarantor under the Guaranty and a party to the California Judicial Reference Agreement, and agrees to be bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject under such Guaranty and the California Judicial Reference Agreement as if originally a party thereto, all with the same force and effect as if the undersigned were an original signatory to the Guaranty and the California Judicial Reference Agreement. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all respects as of the date hereof. The undersigned hereby acknowledges and affirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty.
IN WITNESS WHEREOF, the New Guarantor has executed and delivered this Supplement to Guaranty as of this __________ day of _________, 20___.

[NAME OF NEW GUARANTOR] By: ______________________________ Name: Title:

Exhibit E – Page 20

EXHIBIT F-1

FORM OF REVOLVING NOTE
_____________, 20__
TRI Pointe Group, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of [____________________________________] (the “Lender”) the principal sum of _______________________ Dollars ($______________), or so much of the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1(a) of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date applicable to the Revolving Facility.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of March 29, 2019 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

TRI POINTE GROUP, INC., a Delaware corporation By: ______________________________ Print Name: Title:

Exhibit F-1 – Page 1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF [_________________],
DATED ____________, 20___

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

Exhibit F-1 – Page 2

EXHIBIT F-2

FORM OF TERM NOTE
_____________, 20__
TRI Pointe Group, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of [____________________________________] (the “Lender”) the principal sum of _______________________ Dollars ($______________), or so much of the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Section 2.1(b) of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date applicable to the Term Facility.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Term Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of March 29, 2019 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

TRI POINTE GROUP, INC., a Delaware corporation By: ______________________________ Print Name: Title:

Exhibit F-2 – Page 1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF [_________________],
DATED ____________, 20___

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

Exhibit F-2 – Page 2

EXHIBIT G

FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), by and among each of the signatories hereto, to the Second Amended and Restated Credit Agreement, dated as of March 29, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TRI Pointe Group, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.24 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Total Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or Term Commitment;
WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Aggregate Total Commitment pursuant to such Section 2.24 of the Credit Agreement; and
WHEREAS, pursuant to Section 2.24 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its [Revolving Commitment] [and] [Term Commitment] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have [its Revolving Commitment increased by $[__________], thereby making the aggregate amount of its Revolving Commitment equal to $[__________] [, and] [its Term Commitment increased by $[__________], thereby making the aggregate amount of its Term Commitment equal to $[__________]].
2.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of California.

Exhibit G – Page 1

5.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER] By: ______________________________ Name: Title:

Accepted and agreed to as of the date first written above:
TRI POINTE GROUP, INC., a Delaware corporation

By:    ______________________________________
Name:
Title:

Acknowledged as of the date first written above:
U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company,
as Administrative Agent

By:    ______________________________________
Name:
Title:

Exhibit G – Page 2

EXHIBIT H

FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), to the Amended and Restated Credit Agreement, dated as of July 7, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TRI Pointe Group, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, d/b/a Housing Capital Company, as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.24 thereof that any bank, financial institution or other entity may extend Revolving Commitments and/or Term Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [a Revolving Commitment of $[__________]] [and] [a Term Commitment of $[__________]].
2.    The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Exhibit H – Page 1

3.    The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]
4.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
5.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of California.
7.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

Exhibit H – Page 2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER] By: ______________________________ Name: Title:

Accepted and agreed to as of the date first written above:
TRI POINTE GROUP, INC., a Delaware corporation

By:    _____________________________________
Name:
Title:

Acknowledged as of the date first written above:
U.S. BANK NATIONAL ASSOCIATION, d/b/a Housing Capital Company,
as Administrative Agent

By:    _____________________________________
Name:
Title:

Exhibit H – Page 3

EXHIBIT I

INTENTIONALLY OMITTED

Exhibit I

EXHIBIT J

PRO FORMA BORROWING BASE CERTIFICATE [__________, 20__]

The undersigned herby certifies that as of the above date, TRI Pointe Group was in compliance with the Financial Covenant Tests as provided for in the Credit Agreement. Borrower and each Guarantor are in compliance with all covenants, terms and conditions applicable to Borrower and each Guarantor under or pursuant to the Credit Documents. Other than as hereinafter disclosed there exists no Event of Default or Default by the Borrower or Guarantors under the Credit Agreement. In addition, this Borrowing Base Certificate is in compliance with all terms of the Second Amended and Restated Credit Agreement dated as of March 29, 2019 (as amended, modified, renewed or extended from time to time) among TRI Pointe Group, Inc. (“Borrower”) , the Lenders party thereto and U.S Bank National Association, as Administrative Agent for the Lenders and LC Issuer(s).

($ in thousands)
		Total Borrowing Base	Available Commitment
Aggregate Revolving Commitment:			$600,000
Aggregate Term Commitment:			$250,000
Borrowing Base Value:		$[_________]
Less: Borrowing Base Debt
Borrowed Money, net:	-$[_________]
Borrowed Money (General Partner Liability)	$[0]
Repayment Guarantees	$[0]
Loan Obligations/Advances	$[0]
Contingent Obligations (due and payable)	$[0]
Total Borrowing Base Debt:		-$[______]
Letters of Credit:		$0	$0
Excess:		$[___________]
Available Credit			$850,000

Certified:

By: _____________________________________
Name:
Title:

Exhibit J – Page 1